LEASE
BY AND BETWEEN
Santa Clara Campus Property Owner I LLC,
a Delaware limited liability company
as Landlord
and
Palo Alto Networks, Inc.,
a Delaware corporation
as Tenant
May 28, 2015

i

ii

15.3	Fair Market Rent	39
15.4	Tenant’s Election	40
15.5	Rent Arbitration	40

Article 16	TELEPHONE SERVICE	41

iii

LEASE
THIS LEASE, dated May 28, 2015 for reference purposes only, is made by and between SANTA CLARA CAMPUS PROPERTY OWNER I LLC, a Delaware limited liability company (“Landlord”) and PALO ALTO NETWORKS, INC, a Delaware corporation [NYSE:PANW] (“Tenant”), to be effective and binding upon the parties as of the date the last of the designated signatories to this Lease shall have executed this Lease (the “Effective Date of this Lease”).
ARTICLE 1
REFERENCE
1.1    References. All references in this Lease (subject to any further clarifications contained in this Lease) to the following terms shall have the following meaning or refer to the respective address, person, date, time period, amount, percentage, calendar year or fiscal year as below set forth:

Tenant’s Representative:	Fayez Jangda
Phone Number: Landlord’s Representative:	[Redacted] Henry Bullock/Richard Holmstrom
Phone Number: Intended Commencement Date:	[Redacted] May 1, 2016, subject to Paragraph 2.3 hereof
Intended Term:	Sixty (60) months
Lease Expiration Date:
Sixty (60) months from the Lease Commencement Date (defined in Paragraph 2.3 below), unless earlier terminated by Landlord or Tenant in accordance with the terms of this Lease, or extended by Tenant pursuant to Article 15. Notwithstanding the foregoing or any other provision of this Lease, if the Lease Commencement Date is other than the first calendar day of a calendar month, then the Lease Expiration Date shall be sixty (60) months from the last calendar day of the calendar month in which the Lease Commencement Date occurs (unless earlier terminated by Landlord or Tenant in accordance with the terms of this Lease, or extended by Tenant pursuant to Article 15).

Options to Extend:	One (1) option to extend for a term coterminous with the Building F Lease and, provided such option has been properly exercised, three (3) options to extend, each for a term of six (6) years.
First Month’s Prepaid Rent:	None
Tenant’s Security Deposit:	None
Late Charge Amount:	Four Percent (4%) of the Delinquent Amount
Tenant’s Required Liability Coverage:	$5,000,000 Combined Single Limit
Tenant’s Broker:	Cornish & Carey Commercial, dba Newmark Cornish & Carey

Landlord’s Broker:	Colliers International

Project:
That certain real property situated in the City of Santa Clara, County of Santa Clara, State of California, identified as: Assessor’s Parcel Nos. 216-31-082, 216-31-083, 216-31-084, 216-31-085, and 216-31-086, which real property is shown on the preliminary Site Plan attached hereto as Exhibit A (the “Site Plan”) and is commonly known as or otherwise described as follows (respectively): 3345 Scott Boulevard (shown on the Site Plan as “Building D”), 3335 Scott Boulevard (shown on the Site Plan as “Building E”), 3355 Scott Boulevard (shown on the Site Plan as “Building A”), 3325 Scott Boulevard (shown on the Site Plan as “Building B”), 3315 Scott Boulevard (shown on the Site Plan as “Building C”). Landlord shall not be obligated to construct any other buildings or improvements except as provided in the Other Leases. Landlord reserves the right to adjust the boundaries of the Project at any time, provided that any such adjustment shall not reduce the number of parking spaces to which Tenant has the right to park as provided in this Lease, nor impair ingress or egress to or from the Property or the Leased Premises.

Property:
That certain separate legal parcel of real property currently identified as Assessor’s Parcel No. 216-31-085, on which is situated the Building as delineated on the Site Plan, with a street address of 3325 Scott Boulevard, Santa Clara, California. Landlord reserves the right to adjust the boundaries of the Property at any time, provided that any such adjustment shall not reduce the number of parking spaces to which Tenant has the right to park as provided in this Lease, nor impair ingress or egress to or from the Property or the Leased Premises.

Building:
That certain building on the Property in which the Leased Premises are located commonly known as 3325 Scott Boulevard, Santa Clara, California (the “Building”), which Building is shown outlined on Exhibit A hereto (and denoted thereon as “Building B”), containing approximately 157,729 rentable square feet of space, which rentable square footage has been determined by Landlord’s method of measurement (the “Measurement Method”), which has been explained to Tenant, which is illustrated on Exhibit A-1 attached hereto, and which Building, for purposes of this Lease, is agreed to contain said number of rentable square feet. Such rentable area calculation includes, without limitation, a proportionate share of the common Building lobby, and the cafeteria and fitness center in the Other Building located at 3355 Scott Boulevard allocated across the rentable square footage of the Building and the Other Buildings.

Other Buildings:
Those certain buildings currently constructed in the Project commonly known as 3355 Scott Boulevard, containing approximately 144,790 rentable square feet of space, and 3315 Scott Boulevard, containing approximately 157,205 rentable square feet of space, as such rentable square footage amounts were determined based on the Measurement Method and, for purposes of this Lease, agreed to contain said number of rentable square feet, together with such other buildings as may be built on the Project from time to time, including without limitation the buildings to be constructed pursuant to the Other Leases.

Other Leases:
Each lease between Landlord (or its affiliate) and Tenant (or its affiliate), including without limitation (i) that certain lease for “Building E” (as defined in such lease) to be entered into between Landlord (or its affiliate) and Tenant (the “Building E Lease”), (ii) that certain lease for “Building F”, and “Amenities Building H” (each as defined in such lease) to be entered into between Landlord (or its affiliate) and Tenant (the “Building F Lease”), and (iv) that certain lease that may be entered into between Landlord (or its affiliate) and Tenant for “Building G” as further provided in the Building F Lease (the “Building G Lease”).

Common Areas:
The “Common Areas” shall mean the areas within the Project which are located outside the Leased Premises, such as common lobbies, electrical closets, pedestrian walkways, parking areas, circulation roads and ways, parking structures and surface parking areas, landscaped areas, open areas and enclosed trash disposal areas which, at the time in question, are not for the exclusive use of a tenant of the Building or of the other buildings on the Project.

Parking:
With respect to the Leased Premises, Tenant shall be entitled to utilize 3.3 unreserved and unassigned parking spaces for each 1,000 net rentable square feet of Leased Premises (as the same may change from time to time in accordance with the terms of this Lease or an amendment hereto), such spaces to be located in the parking area of the Common Areas. Parking is provided to Tenant by Landlord without additional charge for the entire Lease Term including any extension periods.

Building Standard Hours:
The term “Building Standard Hours” means from 7:00 a.m. and 7:00 p.m. Monday through Friday and on Saturdays from 8:00 a.m. to noon, excluding Sundays and New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, Christmas and such other holidays as are generally recognized in the vicinity of the Project.

HVAC:	Heating, ventilating, and/or air conditioning.
Leased Premises:
The approximately 41,235 rentable square foot space located on the fourth floor of the Building, the approximately 41,235 rentable square foot space located on the third floor of the Building, and the approximately 39,483 rentable square foot space located on the second floor of the building, each as shown on the floor plan attached hereto as Exhibit B, plus the load factor associated therewith, consisting of an aggregate of approximately 121,953rentable square feet, which rentable square footage has been determined based on the Measurement Method and, for purposes of this Lease, the Leased Premises is agreed to contain said number of rentable square feet. The Building, the Other Buildings (except pursuant to the applicable leases of the Other Buildings), and the Leased Premises are not subject to re-measurement unless, pursuant to a written amendment to this Lease, space is subtracted therefrom or additional space is added thereto. Recognizing that both Landlord and Tenant have agreed to the foregoing rentable square footage number and have agreed that there will be no re-measurement except as expressly provided above, Landlord has given Tenant the opportunity to measure the Building, the Other Buildings, and the Leased Premises and has encouraged Tenant to do so, and Tenant hereby confirms that it has elected, in its sole discretion and without reliance on any representation by Landlord or its agents or any brokers, not to measure the Building, or the Leased Premises.

MDM/ST Initials
Tenant’s Building Share:
The term “Tenant’s Building Share” shall mean the percentage obtained by dividing the rentable square footage of the Leased Premises at the time of calculation by the rentable square footage of the Building at the time of calculation. Such percentage is currently 77.32%. In the event that the rentable square footage of the Leased Premises or the Building is changed (by a written amendment to this Lease memorializing the physical addition or subtraction of space), Tenant’s Building Share shall be recalculated to equal the percentage described in the first sentence of this paragraph, so that the aggregate Tenant’s Building Share of all tenants of the Building shall equal 100%, and upon Landlord’s or Tenant’s request, the parties shall execute a written amendment to this Lease memorializing such change. Tenant’s Building Share is subject to adjustment as set forth in Paragraphs 13.12(b) and 13.12 (c).

Tenant’s Project Share:
The term “Tenant’s Project Share” shall mean the percentage obtained by dividing the rentable square footage of the Leased Premises at the time of calculation by the rentable square footage of the Building and the Other Buildings at the time of calculation. Such percentage is currently 26.53%. In the event that any portion of the Project is sold by Landlord, or additional buildings are constructed, or the rentable square footage of the Leased Premises, the Building, or the Other Buildings is otherwise changed, Tenant’s Project Share shall be recalculated to equal the percentage described in the first sentence of this paragraph, so that the aggregate Tenant’s Project Share of all tenants of the Project shall equal 100%. Tenant’s Project Share is subject to adjustment as set forth in Paragraphs 13.12(b) and 13.12 (c).

Tenant’s Amortization Payment:
As used herein, the term “Tenant’s Amortization Payment” shall mean the amount (as such amount may vary from time to time as new items are amortized and amortization periods expire) of the monthly amortization payments being paid by Tenant to Landlord pursuant to this Lease.

Standard Interest Rate:
The term “Standard Interest Rate” shall mean the greater of (a) 6%, or (b) the sum of that rate quoted by Wells Fargo Bank, N.T. & S. A., from time to time as its prime rate, plus two percent (2%), but in no event more than the maximum rate of interest not prohibited or made usurious.

Default Interest Rate:	The term “Default Interest Rate” shall mean the Standard Interest Rate, plus five percent (5%), but in no event more than the maximum rate of interest not prohibited or made usurious.
Base Monthly Rent:	The term “Base Monthly Rent” shall mean the following:

Period	Base Monthly Rent
Months 1-12	$359,761.35
Months 13-24	$368,755.38
Months 25-36	$377,974.27
Months 37-48	$387,423.63
Months 49-60	$397,109.22

Permitted Use:	General office, research and development, electronics laboratories, and other legal uses ancillary thereto, to the extent all such uses are in compliance with all Laws and Restrictions.
GAAP:	The term “GAAP” shall mean United States generally accepted accounting principles.
Exhibits:	The term “Exhibits” shall mean the Exhibits of this Lease which are described as follows:
Exhibit A - Site Plan showing the Project and delineating the Building in which the Leased Premises are located.
Exhibit A-1 – Measurement Method Illustration.
Exhibit B – Floor Plan
Exhibit C – Plans and Specifications for Landlord’s Work
Exhibit D – Lease Commencement Date Certificate
Exhibit E – Building Signage Exhibit
Exhibit F – Available Rooftop Space
Exhibit G – Subordination, Non-Disturbance and Attornment Provisions
Exhibit H – Form of Tenant Estoppel Certificate Exhibit I— Landlord’s Signage Exhibit J—Rules and Regulations Exhibit K—Amortization Periods

ARTICLE 2
LEASED PREMISES, TERM AND POSSESSION
2.1    Demise Of Leased Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, for the Lease Term and upon the terms and subject to the conditions of this Lease, that certain interior space described in Article 1 as the Leased Premises.
2.2    Right To Use Common Areas, Fitness Center, and Cafeteria.
(a)As an appurtenant right to Tenant’s lease of the Leased Premises, Tenant shall have the right to use the Common Areas in conjunction with its use of the Leased Premises solely for the purposes for which they were designed and intended and for no other purposes whatsoever. Tenant’s right to so use the Common Areas shall be subject to the limitations on such use as set forth in Article 1 and shall terminate concurrently with any termination of this Lease. Further, Landlord shall have the right, from time to time, to reconfigure the Common Areas or modify the size of the Common Areas in connection with new construction on the Project or sales or subdivisions of portions of the Project, provided that: (i) Tenant’s access to the Leased Premises is not materially adversely affected thereby, (ii) Tenant’s parking allocation under Article 1 hereof is not reduced thereby, and (iii) Tenant shall have access to the cafeteria and fitness center contemplated by Section 2.2(b) below.
(b)Additionally, on the Lease Commencement Date, Tenant shall have the right to use the cafeteria and fitness center on the first floor of the Other Building located at 3355 Scott Boulevard, as well as the bicycle storage area adjacent to the Building, solely for the purposes for which they were designed and intended and for no other purposes whatsoever. Tenant’s right to use the bicycle storage area and cafeteria and fitness center shall be subject to such reasonable rules and regulations as Landlord or its vendors may issue from time to time, and use of the cafeteria and fitness center shall be subject to such fees or charges as may be in effect from time to time for use by occupants of the Project. No rent shall be payable with respect to the bicycle storage. Tenant’s right to use the cafeteria and fitness center shall terminate concurrently with any termination of this Lease. Landlord retains the right to relocate the cafeteria and fitness center to another location on the Project. The size and configuration of the cafeteria and fitness center may change if they are relocated. If Landlord exercises this option, the rentable area of the Leased Premises, Base Monthly Rent, and Tenant’s Building Share and Tenant’s Property Share shall be adjusted accordingly, based on the Building Owners and Managers Association International Single Tenant Full Building Standard Method for Measuring Floor Area in Office Buildings ANSI Z65.1-1996, page 10&11.
2.3    Lease Commencement Date And Lease Term. (a)    Subject to Paragraph 2.4 below, the term of this Lease shall begin, and the Lease Commencement Date shall be deemed to have occurred,

on the later of (a) Landlord’s delivery of possession of the Leased Premises to Tenant with the Landlord’s Work complete and (b) earlier of (i) the Intended Commencement Date, as set forth in Article 1, and (ii) the date Tenant occupies the Leased Premises for the purpose of conducting business (such earlier date, the “Lease Commencement Date”). The term of this Lease shall in all events end on the Lease Expiration Date (as set forth in Article 1). The Lease Term shall be that period of time commencing on the Lease Commencement Date and ending on the Lease Expiration Date (the “Lease Term”). Provided that such occupancy does not interfere with Landlord’s Work (as hereinafter defined), Tenant may occupy the Leased Premises in advance of the Intended Commencement Date, on such date as Landlord has determined that Landlord’s Work (as hereinafter defined) is sufficiently complete to allow entry by Tenant without interfering with the completion of Landlord’s Work, for the purposes of performing the Improvement Work and installing furniture, fixtures and equipment, provided that Tenant shall be responsible for all utilities consumed within the Leased Premises by Tenant, janitorial expenses related to Tenant’s improvement work or occupancy, payment of those Property Operating Expenses for the Leased Premises that are variable based on Tenant’s occupancy (which variable expenses shall exclude Real Property Taxes), and other actual out of pocket expenses related to maintenance and operation of the Leased Premises during such period and Tenant shall comply with all other provisions of this Lease (other than the payment of Base Monthly Rent and Property Operating Expenses, except as set forth above). By no later than three (3) months before the Intended Commencement Date, Landlord shall complete so much of Landlord’s Work as is required to enable such early occupancy. There shall be no additional charge for parking before the Lease Commencement Date. Tenant’s occupancy of the Premises before the Lease Commencement Date shall be upon all of the terms and conditions of this Lease, other than the obligation to pay Base Monthly Rent, or, except as set forth in this paragraph, Additional Rent. Promptly after the Lease Commencement date has been determined, Landlord and Tenant shall execute and deliver to each other, a Lease Commencement Date Certificate in the form of Exhibit D attached hereto.
(b)    Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to terminate the Lease by irrevocable written notice to Landlord given at any time within nine (9) months of the “Lease Commencement Date” of the Building F Lease, which termination shall be effective six (6) months following delivery of Tenant’s termination notice to Landlord.
2.4    Delivery Of Possession. Except as otherwise expressly provided herein, Landlord shall deliver to Tenant, and Tenant shall accept, possession of the Leased Premises in its AS IS condition, WITH ALL FAULTS on the Intended Commencement Date. On or before the Intended Commencement Date, Landlord shall, using Building standard materials, deliver the Leased Premises with generic open plan office improvements, four conference rooms per floor, with HVAC, power and sprinklers distributed, walls furred out and painted, carpet, drop ceiling and lighting installed, and with the Leased Premises being Title 24 and ADA compliance as configured upon delivery to Tenant, all as further described in the plans and specifications described in Exhibit C attached hereto (“Landlord’s Work”). Landlord shall transfer to the Tenant on a non-exclusive basis, to the extent transferable and in Landlord’s possession, any warranties or service contracts on systems located entirely within and exclusively serving the Leased Premises that Tenant is responsible to maintain during the Lease Term.
2.5    Acceptance Of Possession. It is agreed that by accepting possession of the Leased Premises, Tenant formally accepts same and acknowledges that the Leased Premises are in the condition called for hereunder.
2.6    Surrender Of Possession. Immediately prior to the expiration or upon the sooner termination of this Lease, Tenant shall remove all of Tenant’s signs from the exterior of the Building and shall remove all of Tenant’s Property (defined in Article 6 below) from within the Leased Premises and the Building, and shall vacate and surrender the Leased Premises, the Building, the Common Areas and the Property to Landlord in the same condition, broom clean, as existed following completion of the tenant improvements, if any, in accordance with this Lease, reasonable wear and tear, damage caused by Landlord or Landlord’s employees, agents, contractors, or subcontractors (collectively with Landlord, the “Landlord Parties”), casualty, condemnation, alterations that Tenant is expressly permitted to surrender and repairs and replacements that are not Tenant’s responsibility, excepted. Tenant shall repair all damage to the Leased Premises, the exterior of the Buildings and the Common Areas caused by Tenant’s removal of Tenant’s Property. If the Leased Premises, the Building, the Common Areas, the Property, and the Project are not surrendered to Landlord in the condition required by this paragraph at the expiration or sooner termination of this Lease, Landlord may, at Tenant’s expense, so remove Tenant’s signs and property not so removed and make such repairs and replacements not so made or hire, at Tenant’s expense, independent contractors to perform such work. Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Leased Premises, the Building and the Common Areas to the required condition, together with interest on all costs so incurred from the date paid by Landlord at the Default Interest Rate until paid. Tenant shall pay to Landlord the amount of all costs so incurred plus such interest thereon, within thirty (30) days of Landlord’s billing Tenant for same. Notwithstanding the foregoing, Landlord may consent (in its sole and absolute discretion, which consent may be withheld for any reason or no reason) to accept a cash payment from Tenant in lieu of Tenant completing all or any portion of the work required pursuant to this paragraph, such consent to be in a written notice specifying the work from which Tenant shall be excused.
2.7    Accessibility. In accordance with California Civil Code section 1938, Landlord hereby informs Tenant that as of the Effective Date of this Lease, neither the Leased Premises nor the Building have been inspected by a Certified Access Specialist (as defined in California Civil Code section 55.52(3)).
ARTICLE 3
RENT
3.1    Base Monthly Rent.
(a)    Commencing on the Lease Commencement Date (as determined pursuant to Paragraph 2.3 above) and continuing throughout the Lease Term, Tenant shall pay to Landlord, without prior demand therefor, in advance on the first day of each calendar month, cash or other immediately available good funds in the amount set forth as Base Monthly Rent in Article 1.
3.2    Additional Rent. Commencing on the Lease Commencement Date (as determined pursuant to Paragraph 2.3 above) and continuing throughout the Lease Term, in addition to the Base Monthly Rent and to the extent not required by Landlord to be contracted for and paid directly by Tenant, Tenant shall pay to Landlord as additional rent (the “Additional Rent”), cash or other immediately available good funds in the following amounts:
(a)An amount equal to all Property Operating Expenses (as defined in Article 13) incurred or to be incurred by Landlord. Landlord shall deliver to Tenant Landlord’s reasonable estimate of any given expense (such as Landlord’s Insurance Costs or Real Property Taxes), or group of expenses, which it anticipates will be paid or incurred for the ensuing calendar or fiscal year, as Landlord may determine, and Tenant shall pay to Landlord an amount equal to the estimated amount of such expenses for such year in equal monthly installments during such year with the installments of Base Monthly Rent. Landlord reserves the right to revise such estimate from time to time.
(b)Landlord’s share of the consideration received by Tenant upon certain assignments and sublettings as required by Article 7.
(c)Any legal fees and costs that Tenant is obligated to pay or reimburse to Landlord pursuant to Article 13; and
(d)Any other charges or reimbursements due Landlord from Tenant pursuant to the terms of this Lease.
3.3    Year-End Adjustments. Landlord shall furnish to Tenant within four months following the end of the applicable calendar or fiscal year, as the case may be, a statement setting forth (i) the amount of such expenses paid or incurred during the just ended calendar or fiscal year, as appropriate, and (ii) the amount that Tenant has paid to Landlord for credit against such expenses for such period. If Tenant shall have paid more than its obligation for such expenses for the stated period, Landlord shall, at its election, either (i) credit the amount of such overpayment toward the next ensuing payment or payments of Rent that would otherwise be due or (ii) refund in cash to Tenant the amount of such overpayment within thirty (30) days after discovery of such surplus; provided, however, that if this Lease shall have terminated, Landlord shall be deemed to have chosen option (ii) above. If such year-end statement shall show that Tenant did not pay its obligation for such expenses in full, then Tenant shall pay to Landlord the amount of such underpayment within thirty (30) days from Landlord’s billing of same to Tenant. Tenant may, at Tenant’s sole cost and expense, cause an audit of Landlord’s books and records to determine the accuracy of Landlord’s billings for Property Operating Expenses under this Lease, provided Tenant completes (and delivers to Landlord the written results of) such audit within two hundred seventy (270) days after Tenant’s receipt of the year-end statement described above setting forth the annual reconciliation of the Property Operating Expenses, and provided further that the person or entity performing such audit is not compensated on any type of contingent basis. If such audit reveals that the actual Property Operating Expenses for any given year were less than the amount that Tenant paid for Property Operating Expenses for any such year, then unless Landlord contests such audit results as provided below, Landlord shall credit the excess to Tenant’s next payment of Additional Rent. If such audit reveals that the actual Property Operating Expenses for any given year were more than the amount that Tenant paid for Property Operating Expenses for any such year, Tenant shall pay such amount to Landlord within thirty (30) days after completion of the audit. Landlord shall have the right to contest the results of Tenant’s audit and thereafter promptly have an audit performed (“Landlord’s Audit”) by a certified public accounting firm acceptable to Landlord and Tenant in their reasonable discretion. In such case, the results of Landlord’s Audit shall be binding and conclusive on Landlord and Tenant, and any resulting overpayment or underpayment shall be handled as provided above. If Landlord’s Audit, or Tenant’s audit in the event Landlord does not elect to have Landlord’s Audit performed, confirms that Tenant was overcharged by more than five percent (5%), then Landlord shall pay the cost of Tenant’s audit (up to a maximum of $7,500) and Landlord’s Audit. If Tenant’s audit confirms that Tenant was not overcharged, then Tenant shall pay the cost of Landlord’s Audit (up to a maximum of $7,500) and Tenant’s audit. In all other cases, each party shall pay for its own audit. The provisions of this Paragraph shall survive the expiration or sooner termination of this Lease.
3.4    Late Charge, And Interest On Rent In Default. Tenant acknowledges that the late payment by Tenant of any monthly installment of Base Monthly Rent or any Additional Rent will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amounts of which are extremely difficult or impractical to fix. Such costs and expenses will include without limitation, administration and collection costs and processing and accounting expenses. Therefore, if any installment of Base Monthly Rent is not received by Landlord from Tenant within five (5) calendar days after the same becomes due, Tenant shall immediately pay to Landlord a late charge in an amount equal to the amount set forth in Article 1 as the “Late Charge Amount,” and if any Additional Rent is not received by Landlord when the same becomes due, Tenant shall immediately pay to Landlord a late charge in an amount equal to 4% of the Additional Rent not so paid; provided, however, that twice but only twice in any twelve (12) month period during the Lease Term, Tenant shall be entitled to written notice of non-receipt of Base Monthly Rent or Additional Rent from Landlord, and Tenant shall not be liable for any Late Charge Amount or other late charge hereunder with respect thereto if such installment of Base Monthly Rent or Additional Rent is received by Landlord within three (3) business days after Tenant’s receipt of such written notice from Landlord. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the anticipated loss Landlord would suffer by reason of Tenant’s failure to make timely payment. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any rental installment or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay each rental installment due under this Lease when due, including the right to terminate this Lease. If any rent remains delinquent for a period in excess of five (5) calendar days, then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not so paid from said fifth (5th) day at the Default Interest Rate until paid.
3.5    Payment Of Rent. Except as specifically provided otherwise in this Lease, all rent shall be paid in lawful money of the United States, without any abatement, reduction or offset for any reason whatsoever, to Landlord at such address as Landlord may designate from time to time. Tenant’s obligation to pay Base Monthly Rent and all Additional Rent shall be appropriately prorated at the commencement and expiration of the Lease Term. The failure by Tenant to pay any Additional Rent as required pursuant to this Lease when due shall be treated the same as a failure by Tenant to pay Base Monthly Rent when due, and Landlord shall have the same rights and remedies against Tenant as Landlord would have had, had Tenant failed to pay the Base Monthly Rent when due.
ARTICLE 4
USE OF LEASED PREMISES AND COMMON AREA
4.1    Permitted Use. Tenant shall be entitled to use the Leased Premises on a 24/7/365 basis solely for the Permitted Use as set forth in Article 1 and for no other purpose whatsoever. Tenant shall have the right to vacate the Leased Premises at any time during the Term of this Lease, provided Tenant maintains the Leased Premises in the condition required by the terms of this Lease. Tenant shall have the right to use the Common Areas in accordance with paragraph 2.2 above.
4.2    General Limitations On Use. Tenant shall not do or permit anything to be done in or about the Leased Premises, the Building, the Common Areas, the Property, or the Project which does or could (i) jeopardize the structural integrity of the Building or (ii) cause damage to any part of the Leased Premises, the Building, the Common Areas, the Property, or the Project. Tenant shall not operate any equipment within the Leased Premises which does or could (A) injure, vibrate or shake the Leased Premises or the Building, (B) damage, overload any electrical, plumbing, and HVAC systems within or servicing the Leased Premises or the Building, or (C) damage or impair the efficient operation of the sprinkler system (if any) within or servicing the Leased Premises or the Building. Except as expressly provided in Paragraph 4.14 below, Tenant shall not install any equipment or antennas on or make any penetrations of the exterior walls or roof of the Building. Tenant shall not affix any equipment to or make any penetrations or cuts in the floor, ceiling, walls or, except as otherwise provided in Paragraph 4.14 hereof, the roof of the Leased Premises, except for standard office/r&d/lab attachments and penetrations (e.g., furniture/cubicle bracketing to walls and floors). Tenant shall not place any loads upon the floors, walls, ceiling or roof systems which could endanger the structural integrity of the Building or damage its floors (other than floor coverings), foundations or supporting structural components. Tenant shall not place any explosive, flammable or harmful fluids or other waste materials in the drainage systems of the Leased Premises, the Building, the Common Areas, the Property, or the Project. Tenant shall not drain or discharge any fluids in the landscaped areas or across the paved areas of the Property or the Project. Tenant shall not use any of the Common Areas for the storage of its materials, supplies, inventory or equipment and all such materials, supplies, inventory or equipment shall at all times be stored within the Leased Premises. Tenant shall not commit nor permit to be committed by any of its employees, agents, vendors, invitees, guests, permittees, assignees, sublessees, contractors, or subcontractors (the “Tenant Parties”), any waste in or about the Leased Premises, the Building, the Common Areas, the Property, or the Project.
4.3    Noise And Emissions. All noise generated by Tenant in its use of the Leased Premises shall be confined or muffled so that it does not interfere with the businesses of the occupants and/or users of adjacent properties. All dust, fumes, odors and other emissions generated by Tenant’s use of the Leased Premises shall be sufficiently dissipated in accordance with sound environmental practice and exhausted from the Leased Premises in such a manner so as not to interfere with the businesses of or annoy the occupants and/or users of adjacent properties, or cause any damage to the Leased Premises, the Building, the Common Areas, the Property, or the Project or any component part thereof or the property of adjacent property owners.
4.4    Trash Disposal. Landlord shall provide trash bins or other adequate garbage disposal facilities within the trash enclosure areas provided or permitted by Landlord outside the Leased Premises sufficient for the interim disposal of all of its trash, garbage and waste. All such trash, garbage and waste temporarily stored in such areas by Tenant or any of the Tenant Parties shall be stored in such a manner so that it is not visible from outside of such areas. Landlord shall cause such trash, garbage and waste to be regularly removed from the trash bins/garbage disposal facilities and the Property. Subject to the foregoing removal obligation of Landlord, Tenant shall keep the interior of the Leased Premises in a clean, safe and neat condition and shall keep the Common Areas free and clear of all of Tenant’s trash, garbage, waste and/or boxes, pallets and containers containing same at all times.
4.5    Parking. Tenant shall not, at any time, park or permit to be parked any recreational vehicles, inoperative vehicles or equipment in the Common Areas or on any portion of the Project. Tenant agrees to assume responsibility for compliance by the Tenant Parties with the parking provisions contained herein. If Tenant or its employees park any vehicle within the Property or the Project in violation of these provisions, then Landlord may, upon prior written notice to Tenant giving Tenant one (1) business day (or any applicable statutory notice period, if longer than one (1) business day) to remove such vehicle(s), as Landlord’s sole remedy for such violation, charge Tenant, as Additional Rent, and Tenant agrees to pay, as Additional Rent, One Hundred Dollars ($100) per day for each day or partial day that each such vehicle is so parked within the Property. Landlord reserves the right to grant easements and access rights to others for use of the parking areas on the Property and/or Project, , provided that such grants do not reduce the number of parking spaces allocated to Tenant in Article 1.
4.6    Signs. Subject to the other terms and conditions of this Paragraph 4.6, Tenant, at Tenant’s sole cost and expense, shall: (i) have the right to install its name on the lobby directory sign, (ii) be entitled to install signage on the door to Tenant’s suite, and (iii) be entitled to place its name on the Building and Building monument sign generally as depicted on Exhibit E in accordance with Landlord’s Building signage program, to the extent approved by the City of Santa Clara. The size, location, and configuration of all signage shall be subject to Landlord’s building standards and its prior written approval, which shall not be unreasonably withheld, and shall be governed by and subject to the rules, regulations and permit requirements of the City of Santa Clara. All of the foregoing rights set forth in this paragraph shall be personal to Palo Alto Networks, Inc. , and no other party shall have any such right, except to the extent that Landlord consents in writing to the transfer of Tenant’s signage rights to an approved assignee or sublessee pursuant to Article 7 hereof. Tenant shall not place or install on or within any portion of the Leased Premises, the exterior of the Building, the Common Areas, the Property, or the Project any sign, advertisement, banner, placard, or picture which is visible from the exterior of the Leased Premises, except as expressly allowed pursuant to this Paragraph 4.6. Tenant shall not place or install on or within any portion of the Leased Premises, the exterior of the Building, the Common Areas, the Property, or the Project any business identification sign which is visible from the exterior of the Leased Premises until Landlord shall have approved in writing and in its sole discretion the location, size, content, design, method of attachment and material to be used in the making of such sign; provided, however, that so long as such signs are normal and customary business directional or identification signs within the Building, Tenant shall not be required to obtain Landlord’s approval. Any sign, once approved by Landlord, shall be installed at Tenant’s sole cost and expense and only in strict compliance with Landlord’s approval and any applicable Laws, using a person approved by Landlord to install same, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord may remove any signs, advertisements, banners, placards or pictures placed by Tenant in violation of this Paragraph and charge to Tenant the cost of such removal, together with any costs incurred by Landlord to repair any damage caused thereby, including any cost incurred to restore the surface (upon which such sign was so affixed) to its original condition. Tenant shall remove all of Tenant’s signs, repair any damage caused thereby, and restore the surface upon which the sign was affixed to its original condition, all to Landlord’s reasonable satisfaction, upon the termination of this Lease. Notwithstanding the signage rights granted to Tenant pursuant to this Paragraph 4.6, Landlord reserves and retains the right to place modest signage (signage stenciled or equivalent, as depicted on Exhibit I attached hereto) bearing Landlord’s name and/or ownership affiliation, in or on the Leased Premises, the Buildings, the Common Areas, the Property, or the Project, or on any of the signs located thereon, as determined in Landlord’s sole discretion.
4.7    Compliance With Laws And Restrictions. Subject to Paragraph 6.3 below, Tenant shall abide by and shall promptly observe and comply with, at its sole cost and expense, all Laws and Restrictions respecting the use and occupancy of the Leased Premises, the Building, the Common Areas, the Property, or the Project including, without limitation, Title 24, building codes, the Americans with Disabilities Act and the rules and regulations promulgated thereunder, and all Laws governing the use and/or disposal of hazardous materials, and shall defend with competent counsel, indemnify and hold Landlord harmless from any claims, damages or liability resulting from Tenant’s failure to so abide, observe, or comply. Tenant’s obligations hereunder shall survive the expiration or sooner termination of this Lease.
4.8    Compliance With Insurance Requirements. With respect to any insurance policies required or permitted to be carried by Landlord in accordance with the provisions of this Lease, Tenant shall not conduct nor permit the Tenant Parties to conduct any activities nor keep, store or use (or allow any other person to keep, store or use) any item or thing within the Leased Premises, the Buildings, the Common Areas, the Property, or the Project which (i) is prohibited under the terms of any such policies, (ii) could result in the termination of the coverage afforded under any of such policies, (iii) could give to the insurance carrier the right to cancel any of such policies, or (iv) could cause an increase in the rates (over standard rates) charged for the coverage afforded under any of such policies; provided, however, that Landlord shall modify such policies as may be reasonably required by Tenant to avoid such conflicts provided that Tenant pays the incremental cost of any such modifications. Tenant shall comply with all requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain, at standard rates, the insurance coverages carried by either Landlord pursuant to this Lease, unless Tenant elects to pay such increased rates necessary to avoid compliance with such requirements.
4.9    Landlord’s Right To Enter. Landlord and its agents shall have the right to enter the Leased Premises during normal business hours after giving Tenant reasonable notice (which shall be prior written notice except in the event of a circumstance which Landlord in good faith believes to be an emergency) and subject to Tenant’s reasonable security measures for the purpose of (i) inspecting the same; (ii) showing the Leased Premises to prospective purchasers, mortgagees or tenants, during (A) the last nine (9) months of the Lease Term, if Tenant’s termination option pursuant to Paragraph 2.3(b) has expired or has been waived, (B) at any time, if Tenant’s termination option pursuant to Paragraph 2.3(b) has not expired or been waived, or (C) during any period that Tenant is in monetary or material non-monetary default beyond the applicable notice and cure period, if any, expressly set forth in this Lease; (iii) making necessary alterations, additions or repairs; and (iv) performing any of Tenant’s obligations when Tenant has failed to do so after the expiration of any applicable notice and cure period expressly set forth in this Lease. Landlord shall have the right to enter the Leased Premises during normal business hours (or as otherwise agreed), subject to Tenant’s reasonable security measures, for purposes of supplying any maintenance or services agreed to be supplied by Landlord. Landlord shall have the right to enter the Common Areas during normal business hours for purposes of (i) inspecting the exterior of the Building and the Common Areas; (ii) posting notices of nonresponsibility (and for such purposes Tenant shall provide Landlord at least ten (10) days’ prior written notice of any work to be performed on the Leased Premises, as well as notice within one (1) day after the commencement of such work); and (iii) supplying any services to be provided by Landlord. Any entry into the Leased Premises or the Common Areas obtained by Landlord in accordance with this paragraph shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Leased Premises, or an eviction, actual or constructive of Tenant from the Leased Premises or any portion thereof. Landlord shall have the right, upon reasonable advance notice to Tenant, to access interstitial space above Tenant’s acoustical ceiling (excluding areas above the Server Area) to connect new utility lines from upper floors to the base Building utility lines; all of such work shall be done after hours or on weekends. Landlord shall conduct all of Landlord’s activities on the Leased Premises during such period of entry in a manner designed to cause minimal interference to Tenant and Tenant’s use of the Leased Premises. Tenant shall be permitted to maintain “Secured Areas” (defined herein to mean certain secure compartmentalized facilities, special access areas and limited access areas as designated by Tenant to Landlord from time to time in advance) within the Leased Premises, comprising no more than ten percent (10%) of the rentable square footage of the Leased Premises, in which case Landlord shall follow Tenant’s access protocols as to such Secured Areas and shall not enter such Secured Areas without being accompanied by a representative of Tenant.

4.10    Use Of Common Areas. Tenant, in its use of the Common Areas, shall at all times keep the Common Areas free and clear of all of Tenant’s and Tenant’s Parties’ materials, equipment, debris, trash (except within existing enclosed trash areas), inoperable vehicles, and other items which are prohibited by this Lease to be stored or located thereon by Tenant. If, in the opinion of Landlord, unauthorized persons are using any of the Common Areas by reason of, or under claim of, the express or implied authority or consent of Tenant, then Tenant, upon demand of Landlord, shall restrain, to the fullest extent then allowed by Law, such unauthorized use, and shall initiate such appropriate proceedings as may be required to so restrain such use. Landlord reserves the right to grant easements and access rights to others for use of the Common Areas, and Landlord shall not be liable to Tenant for any diminution in Tenant’s right to use the Common Areas as a result.
4.11    Environmental Protection. Tenant’s obligations under this Paragraph 4.11 shall survive the expiration or termination of this Lease.
(a)As used herein, the term “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or infectious or radioactive material, including but not limited to those substances, materials or wastes regulated now or in the future under any of the following statutes or regulations and any and all of those substances included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “hazardous chemical substance or mixture,” “imminently hazardous chemical substance or mixture,” “toxic substances,” “hazardous air pollutant,” “toxic pollutant,” or “solid waste” in the (a) Comprehensive Environmental Response, Compensation and Liability Act of 1990 (“CERCLA” or “Superfund”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C. § 9601 et seq., (b) Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq., (c) Federal Water Pollution Control Act (“FSPCA”), 33 U.S.C. § 1251 et seq., (d) Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq., (e) Toxic Substances Control Act (“TSCA”), 14 U.S.C. § 2601 et seq., (f) Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., (g) Carpenter-Presley-Tanner Hazardous Substance Account Act (“California Superfund”), Cal. Health & Safety Code § 25300 et seq., (h) California Hazardous Waste Control Act, Cal. Health & Safety code § 25100 et seq., (i) Porter-Cologne Water Quality Control Act (“Porter-Cologne Act”), Cal. Water Code § 13000 et seq., (j) Hazardous Waste Disposal Land Use Law, Cal. Health & Safety codes § 25220 et seq., (k) Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”), Cal. Health & Safety code § 25249.5 et seq., (l) Hazardous Substances Underground Storage Tank Law, Cal. Health & Safety code § 25280 et seq., (m) Air Resources Law, Cal. Health & Safety Code § 39000 et seq., and (n) regulations promulgated pursuant to said laws or any replacement thereof, or as similar terms are defined in the federal, state and local laws, statutes, regulations, orders or rules. Hazardous Materials shall also mean any and all other biohazardous wastes and substances, materials and wastes which are, or in the future become, regulated under applicable Laws for the protection of health or the environment, or which are classified as hazardous or toxic substances, materials or wastes, pollutants or contaminants, as defined, listed or regulated by any federal, state or local law, regulation or order or by common law decision, including, without limitation, (i) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (ii) any petroleum products or fractions thereof, (iii) asbestos, (iv) polychlorinated biphenyls, (v) flammable explosives, (vi) urea formaldehyde, (vii) radioactive materials and waste, and (viii) materials and wastes that are harmful to or may threaten human health, ecology or the environment.
(b)Notwithstanding anything to the contrary in this Lease, Tenant, at its sole cost, shall comply with, and shall cause the Tenant Parties to comply with, all Laws relating to the storage, use and disposal of Hazardous Materials at the Property by Tenant or any Tenant Parties; provided, however, that Tenant shall not be responsible for contamination of the Leased Premises and/or the Building, the Property, or the Project (including the parking garage) by Hazardous Materials existing as of the date the Leased Premises are delivered to Tenant (whether before or after the Lease Commencement Date) excepting only Hazardous Materials used and released by Tenant or the Tenant Parties. Tenant shall not store, use or dispose of any Hazardous Materials except for ordinary office and cleaning supplies and building maintenance supplies used in compliance with all Laws and Restrictions (“Office & Cleaning Supplies”). In no event shall Tenant discharge or permit any Tenant Parties to discharge into the plumbing or sewage system of the Building or onto the land underlying or adjacent to the Building, any Hazardous Materials. Tenant shall be solely responsible for and shall defend, indemnify, and hold Landlord and its agents harmless from and against all claims, costs and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with Tenant’s storage, use and/or disposal of Hazardous Materials at the Project. If the presence of Hazardous Materials on the Leased Premises caused by Tenant or any of the Tenant Parties results in contamination or deterioration of water or soil, then Tenant shall promptly take any and all action necessary to clean up such contamination (or, with respect to Office & Cleaning Supplies only, such lesser action as is required by Law, if applicable) but the foregoing shall in no event be deemed to constitute permission by Landlord to allow the presence of such Hazardous Materials. At any time prior to the expiration of the Lease Term if Tenant has a reasonable basis to suspect that there has been any release or the presence of Hazardous Materials in the ground or ground water on the Leased Premises which did not exist upon commencement of the Lease Term, Tenant shall have the right to conduct appropriate tests of water and soil and to deliver to Landlord the results of such tests to demonstrate that no contamination in excess of permitted levels has occurred as a result of Tenant’s use of Hazardous Materials in the Leased Premises. Tenant shall further be solely responsible for, and shall defend, indemnify, and hold Landlord and its agents harmless from and against all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with any removal, cleanup and restoration work and materials required hereunder to return the Leased Premises and any other property of whatever nature to their condition existing prior to the appearance of the Hazardous Materials, to the extent such Hazardous Materials were introduced to the Property or the Project by Tenant or any of the Tenant Parties.
(c)Upon termination or expiration of the Lease Term, Tenant at its sole expense shall cause all Hazardous Materials placed in or about the Leased Premises, the Building and/or the Property by Tenant or any of the Tenant Parties, and all installations (whether interior or exterior) made by or on behalf of Tenant or any of the Tenant Parties relating to the storage, use, disposal or transportation of Hazardous Materials to be removed from the property and transported for use, storage or disposal in accordance and compliance with all Laws. If Tenant uses any Hazardous Materials other than Office & Cleaning Supplies, then Tenant shall apply for and shall obtain from all appropriate regulatory authorities (including any applicable fire department or regional water quality control board) all permits, approvals and clearances necessary for the closure of the Property and the Project in accordance with applicable Law.
(d)At any time prior to expiration of the Lease Term, subject to the provisions of Paragraph 4.9, Landlord shall have the right to enter in and upon the Property, Building and Leased Premises in order to conduct appropriate tests of water and soil to determine whether levels of any Hazardous Materials in excess of legally permissible levels has occurred as a result of Tenant’s use thereof. Landlord shall furnish copies of all such test results and reports to Tenant and, at Tenant’s option and cost, shall permit split sampling for testing and analysis by Tenant. Such testing shall be at Tenant’s expense if Landlord determines that Tenant or Tenant’s agents have caused the presence of Hazardous Materials in the soil or surface or ground water in, on, under, or about the Property, the Buildings or the Leased Premises.
(e)Landlord may voluntarily cooperate in a reasonable manner with the efforts of all governmental agencies in reducing actual or potential environmental damage. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such voluntary cooperation, nor for any required compliance. Tenant agrees at all times to cooperate fully with the requirements and recommendations of governmental agencies regulating, or otherwise involved in, the protection of the environment.
(f)To the knowledge of Landlord, except to the extent disclosed by the reports provided to Tenant prior to the Effective Date of this Lease, no Hazardous Material is present on the Property, or the soil, surface water or groundwater thereof. Notwithstanding anything to the contrary in this Lease, under no circumstance shall Tenant be liable for any Hazardous Material present at any time in, on or about the Project or the soil, air, improvements, groundwater or surface water thereof, except to the extent due to the release of Hazardous Material by Tenant or any Tenant Parties.
4.12    Rules And Regulations. Landlord has established rules and regulations respecting the use of the Building and the Common Areas for the care and orderly management of the Property, a copy of which is attached hereto as Exhibit J (as the same may be amended or supplemented, the “Rules and Regulations”). Tenant shall comply with such Rules and Regulations provided the same do not materially increase the obligations or decrease the rights of Tenant under this Lease. Landlord shall have the right from time to time to establish or adopt reasonable amendments or additions thereto, provided the same do not materially increase the obligations or decrease the rights of Tenant under this Lease. Upon delivery to Tenant of a copy of such amendments or additions thereto, Tenant shall comply with such Rules and Regulations as amended or supplemented. A violation by Tenant of any of such Rules and Regulations shall constitute a default by Tenant under this Lease, which shall be governed by Article 12 below. If there is a conflict between the Rules and Regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. Landlord shall not be responsible or liable to Tenant for the violation of such Rules and Regulations by any other tenant of the Property provided that Landlord enforces such Rules and Regulations in a non-discriminatory manner.
4.13    Reservations. Landlord reserves the right from time to time to grant, without the consent or joinder of Tenant, such easements, rights of way and dedications that Landlord deems necessary, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights of way and dedications do not unreasonably interfere with the use of the Leased Premises or the Common Areas by Tenant or Tenant’s parking rights, and do not increase Tenant’s obligation or decrease Tenant’s rights under this Lease. Tenant agrees to execute any documents reasonably requested by Landlord to effectuate any such easement rights, dedications, maps or restrictions.
4.14    Roof. Notwithstanding any provision of this Lease to the contrary, Landlord hereby reserves to itself and its designees all rights of access, use and occupancy of the Building roof, and Tenant shall have no right of access, use or occupancy of the Building roof except (if at all) to the extent provided in this Paragraph 4.14. Exhibit F shows the portion of the roof which Landlord has reserved for rooftop installations by tenants of the Building (the “Available Rooftop Space”). Subject to Tenant’s restoration and repair obligations under Paragraph 2.6, Tenant at its sole cost and expense shall have the right to install on the roof of the Building, in a pro rata section of the area designated by Landlord for use by Building tenants, satellite dishes, television antennas, and related cable connections, as well as supplemental HVAC equipment (collectively, “Rooftop Equipment”) required in connection with Tenant’s communications and data transmission network and Tenant’s servers, in an area to be designated by Landlord in the Available Rooftop Space, provided such installation does not impact the structural integrity of the Building nor void or negatively impact any applicable warranties. Tenant shall supply Landlord with detailed plans and specifications of the Rooftop Equipment prior to the installation thereof for Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned, or delayed. Furthermore, Tenant shall have secured Landlord’s approval and the approval of all governmental authorities and all permits required by governmental authorities having jurisdiction over such approvals and permits for the Rooftop Equipment, and shall provide copies of such approvals and permits to Landlord prior to commencing any work with respect to such Rooftop Equipment. Tenant shall pay for any and all costs and expenses in connection with, and shall repair all damage to the roof resulting from, the installation, maintenance, use and removal of the Rooftop Equipment. The area to be provided to Tenant by Landlord for the installation of the Rooftop Equipment shall be no larger than Tenant’s Building Share of the Available Rooftop Space.
4.15    Back-Up Generators and Energy Servers. Subject to complying with Paragraphs 2.6 and 6.1, Tenant shall have the right to install (i) energy servers or similar fuel cells and (ii) energy storage systems in the Available Rooftop Space or in another location in the Common Areas mutually agreed to by the parties, (iii) backup generators (and related equipment and storage tanks) in a location in the Common Areas mutually agreed to by the parties, and (iv) UPS systems (and related) within the interior of the Leased Premises, in all cases subject to Landlord’s approval, which shall not be unreasonably withheld, of the design (including aesthetic screening) and construction, and of any connections between the Leased Premises and such equipment and any penetrations to the Building walls, roof, or structure required in connection therewith. If such equipment is located on any parking areas on the Project, then such lost parking spaces shall be counted towards satisfying Tenant’s parking allocation under Article 1 hereof.
ARTICLE 5
REPAIRS, MAINTENANCE, SERVICES AND UTILITIES
5.1    Repair And Maintenance. Except in the case of damage to or destruction of the Leased Premises, the Building, the Common Areas, the Property, or the Project caused by an act of God or other peril, in which case the provisions of Article 10 shall control, the parties shall have the following obligations and responsibilities with respect to the repair and maintenance of the Leased Premises, the Building, the Common Areas, the Property, and the Project.
(a)    Tenant’s Obligations. Tenant shall, at all times during the Lease Term and at its sole cost and expense, regularly clean and continuously keep and maintain in good order, condition and repair the Leased Premises and every part thereof including, without limiting the generality of the foregoing, (i) all interior walls, floors and ceilings, (ii) all windows, doors and skylights, (iii) all electrical wiring, conduits, connectors and fixtures within the Leased Premises, (iv) all interior sinks, toilets, and faucets and, to the extent located in and serving just the Leased Premises, plumbing, pipes, and drains, (v) all interior lighting fixtures, bulbs and lamps, (vi) any HVAC equipment installed by or at the request of Tenant or exclusively serving the Leased Premises, and (vii) all entranceways to the Leased Premises. Tenant shall, at Tenant’s sole cost and expense, provide for its own janitorial service for the Leased Premises. Tenant shall, at its sole cost and expense, repair all damage to the Leased Premises, the Building, the Common Areas, the Property, or the Project caused by the activities of Tenant or any of the Tenant Parties promptly following written notice from Landlord to so repair such damages. If Tenant shall fail to perform the required maintenance or fail to make repairs required of it pursuant to this paragraph within the applicable notice and cure period set forth in Paragraph 12.1 below, then Landlord may, at its election and without waiving any other remedy it may otherwise have under this Lease or at law, perform such maintenance or make such repairs and charge to Tenant, as Additional Rent, the costs so incurred by Landlord for same. All glass within or a part of the Leased Premises, both interior and exterior, is at the sole risk of Tenant and any broken glass shall promptly be replaced by Tenant at Tenant’s expense with glass of the same kind, size and quality. With respect to the items for which Tenant is responsible described in this Paragraph 5.1(a), Landlord agrees to assign to Tenant on a non-exclusive basis (it being the intent that Landlord and Tenant be benefitted by such warranties) and to the extent assignable, any applicable warranties in favor of Landlord or its affiliates. To the extent any such warranties are not assignable, Landlord agrees to enforce such warranties for Tenant’s benefit. Notwithstanding the foregoing or anything to the contrary herein, Landlord shall perform and construct, and Tenant shall have no responsibility (1) to perform or construct, any repair, maintenance or improvements necessitated by the acts or omissions of Landlord or its agents, employees or contractors or (2) to pay for the same the extent Landlord has a right to and obtains reimbursement from others (and Landlord shall exercise commercially reasonable efforts to obtain such reimbursement).
(b)    Landlord’s Obligation.
(1)Landlord shall, at all times during the Lease Term, maintain in good condition and repair the Common Areas, the foundation, slabs, roof structure and membrane, load-bearing and exterior walls of the Building, and (i) HVAC equipment, and (ii) plumbing, pipes, and drains, to the extent the items described in clauses (i) and (ii), serve both the Leased Premises and other portions of the Property or are located outside the Leased Premises. Landlord may hire a licensed HVAC contractor to regularly and periodically inspect and perform required maintenance on the HVAC equipment and systems serving the Leased Premises and/or the Building. Landlord may also hire a licensed roofing contractor to regularly and periodically inspect and perform required maintenance on the roof of the Building. Landlord shall keep the Common Areas in a clean condition. Landlord shall regularly and periodically sweep and clean the driveways and parking areas. Unless necessitated by the acts or omissions of Tenant or any of the Tenant Parties, Landlord shall make any necessary (x) structural repairs or structural replacements to the Leased Premises and (y) repairs or replacements to (i) any fire alarm and communication system in the Leased Premises installed by Landlord, and (ii) any sprinkler system installed by Landlord in the Leased Premises; if any of the foregoing are necessitated by the acts or omissions of Tenant or any of the Tenant Parties, Tenant shall reimburse to Landlord, promptly upon receipt of the applicable invoices, the cost incurred by Landlord in connection therewith. The provisions of this subparagraph (b) shall in no way limit the right of Landlord to charge to Tenant, as Additional Rent pursuant to Article 3, the costs incurred by Landlord in performing such maintenance and/or inspections, and/or in making such repairs or replacements provided, however, that with respect to capital repairs and replacements, the cost incurred by Landlord, including interest at a rate equal to the Standard Interest Rate, shall be amortized by Landlord over the useful life of such capital repairs or replacements, as determined in accordance with GAAP, and the monthly amortized cost of such capital repairs or replacements as so amortized shall be considered a Property Maintenance Cost (as defined in Paragraph 13.12(c) below). Notwithstanding the foregoing, if repairs or replacements of any of the foregoing are necessitated by the negligence or willful misconduct of Tenant or any of the Tenant Parties, or Tenant’s breach of this Lease, Tenant shall reimburse to Landlord, promptly upon receipt of the applicable invoices, the cost incurred by Landlord in connection therewith. Landlord will ensure that Tenant has the benefit, on a non-exclusive basis with Landlord, of all applicable construction warranties in favor of Landlord.
(2)Notwithstanding any provision in this Lease to the contrary, if Landlord shall fail to commence any repair obligations required under Paragraphs 5.1(b)(1) above within ten (10) business days following Tenant’s written request for such repairs and thereafter complete such repairs with commercially reasonable due diligence, or if Palo Alto Networks, Inc. (or a Permitted Assignee) is the Tenant hereunder and leases 100% of the Leased Premises and Landlord shall fail to commence any emergency repairs (i.e., repairs required to avoid imminent injury or damage or cessation of business) within five (5) business days following written notice from Tenant and thereafter complete such repairs with commercially reasonable due diligence, and in either case the required repairs affect only Building elements or systems serving the Leased Premises exclusively and no other space, then Tenant may elect to make such repairs at Landlord’s expense by complying with the following provisions of this Paragraph 5.1(b)(2). Before making any such repair, and following the expiration of the applicable period set forth above, Tenant shall deliver to Landlord a notice for the need for such repair (“Self‑Help Notice”), which notice shall specifically advise Landlord that Tenant intends to exercise its self-help right hereunder. Should Landlord fail, within five (5) business days following receipt of the Self-Help Notice (or within two (2) business days following written notice in the event of necessary emergency repairs), to commence the necessary repair (or to make other reasonable arrangements), then Tenant shall have the right to make such repair on behalf of Landlord so long as such repair is performed in strict compliance with all Laws and Restrictions. In the event Tenant properly takes such action in accordance with this Paragraph 5.1(b)(2), and such work will affect the Building structure and/or materially affect the major Building systems or any Building systems serving other tenants’ premises, Tenant shall use only those contractors used or reasonably approved by Landlord in the Building for work on such structure or systems unless such contractors are unwilling or unable to perform, or to timely and competitively perform, such work, in which event Tenant may utilize the services of any other licensed and qualified contractor which normally and regularly performs similar work in comparable buildings in the area of the Property. Tenant shall provide Landlord with a reasonably detailed invoice together with reasonable supporting evidence of the costs reasonably and actually incurred in performing such repairs. Landlord shall either reimburse Tenant for the reasonable costs of such repairs within thirty (30) days following receipt of Tenant’s invoice for such costs or deliver a written objection stating with specificity the reasons Landlord disputes Tenant’s actions or the costs incurred. If Landlord fails to either pay Tenant’s invoice within such thirty (30) day period or deliver a written objection, Tenant shall have the right to offset such costs against Base Monthly Rent next coming due under this Lease, in an amount each month not to exceed 40% of each payment of Base Monthly Rent, until fully paid. If Landlord delivers to Tenant, within thirty (30) days, a written objection to the payment of such invoice, setting forth Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive if the only objection is to the costs incurred), then Tenant shall not be entitled to offset any amount from rent, but as Tenant’s sole remedy, the dispute shall be resolved by arbitration pursuant to Paragraph 5.1(b)(iii) below. If Tenant prevails in the arbitration, the amount of the award shall include interest at the Default Interest Rate (from the time of each expenditure by Tenant until the date Tenant receives such amount by payment or offset) and reasonable attorneys’ fees and related costs. If Landlord fails to pay the amount of the award within thirty (30) days from the date of the award, the amount of the award, plus interest at the Default Interest Rate commencing on the 31st day after the award, may be deducted by Tenant from the Base Monthly Rent payments next due and owing under the Lease, in an amount each month not to exceed 40% of each payment of Base Monthly Rent, until fully paid. Tenant shall be responsible for obtaining any and all necessary governmental permits before commencing the repair work. Tenant shall be liable for any damage, loss or injury resulting from said work. If Landlord prevails in the arbitration, the amount of the award shall include reasonable attorneys’ fees and related costs and shall be deemed Additional Rent hereunder due and owing no later than thirty (30) days after the date of the award.
(3)Any dispute or claim under Paragraph 5.1(b)(2) will be finally settled by binding arbitration in San Francisco, California, in accordance with the rules of the JAMS by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.
5.2    Utilities.
(a)Landlord has arranged at its sole cost and expense and in its own name, for the supply of gas, water, and electricity to the Leased Premises from 8:00 a.m. and 6:00 p.m. Monday through Friday and on Saturdays from 8:00 a.m. to noon, excluding Sundays and New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, Christmas and such other holidays as are generally recognized in the vicinity of the Property (hereafter, “Building Standard Hours”).  Landlord shall, at its sole expense, install sub-meters to monitor Tenant’s electric use.  Upon Tenant’s request either (x) via the energy management system serving the Leased Premises, or (y) during Building Standard Hours, by 10:00 a.m. on any day for after-hours usage on that same day, and by 10:00 a.m. on Friday for after-hours usage on weekends or holidays, and subject to the payment obligations described below, Landlord agrees to make HVAC available to Tenant outside of Building Standard Hours.
(b)Tenant shall pay: (i) for all of its consumption of electric, gas and water within the Leased Premises as reasonably determined by Landlord, based on the data from the sub-meter for electricity and on a pro rata basis for gas and water service; and (ii) subject to Paragraph 5.2(c) below, (A) Tenant’s Building Share of all Building utilities relating to HVAC, elevators, and Common Areas within the Building consumed during Building Standard Hours, and (B) Landlord’s reasonable estimate of the actual cost (including depreciation) for all of such utilities described in clause (ii)(A) consumed by Tenant outside of Building Standard Hours as reasonably determined by Landlord based on the number of tenants utilizing such utilities, the relative square footages of their respective leased premises, and the duration of their use. Costs of utilities shall be paid by Tenant to Landlord within twenty (20) days after invoice therefor from time to time, or, at Landlord’s option, with respect to utility costs other than after hours HVAC and submetered electricity, shall be included in Property Maintenance Costs or, with respect to the portion of electricity use that is submetered, shall be paid in estimated monthly installments subject to annual reconciliation in like fashion as for Property Maintenance Costs.
(c)The costs to be paid by Tenant pursuant to Paragraph 5.2(b) above are based on Tenant’s HVAC use being what is currently typical of office users for heating and cooling of generic office space, and on such use specifically excluding continuous, near continuous, or heavy use (“Above-Standard Use”) of the HVAC. Any Above-Standard Use (e.g., uses such as network operations centers, server rooms, and data centers) will require dedicated HVAC and separately metered utilities.

Notwithstanding any other provision of this Lease, Tenant, at its sole cost and expense, and in accordance with Article 6 below, will contract for directly and cause to be installed any such dedicated HVAC equipment (including separate meters), and shall be solely responsible for all ongoing maintenance, service, repairs, replacements, and utility charges related to such dedicated HVAC.
(d)Tenant shall be responsible for determining if the local supplier of water, gas and electricity can supply the needs of Tenant and whether or not the existing water, gas and electrical distribution systems within the Building and the Leased Premises are adequate for Tenant’s needs.  Tenant shall be responsible for determining if the existing sanitary and storm sewer systems now servicing the Leased Premises and the Property are adequate for Tenant’s needs.  Tenant shall pay all charges for water, gas, electricity and storm and sanitary sewer services as so supplied to the Leased Premises, irrespective of whether or not the services are maintained in Landlord’s or Tenant’s name.
5.3    Security. Tenant acknowledges that Landlord has not undertaken any duty whatsoever to provide security for the Leased Premises, the Building, the Common Areas, the Property, or the Project and, accordingly, Landlord is not responsible for the security of same or the protection of Tenant’s property or any of the Tenant Parties from any cause whatsoever, including but not limited to criminal and/or terrorist acts. To the extent Tenant determines that such security or protection services are advisable or necessary, Tenant shall arrange for and pay the costs of providing same. Landlord shall provide a card access system for the Building. Tenant shall have the right to install a key card security system for the exterior doors to the Premises and in the elevator cabs, subject to Landlord’s approval, not to be unreasonably withheld, conditioned, or delayed. In the event Landlord in its sole and absolute discretion agrees to provide any security services, whether it be guard service or access systems or otherwise, Landlord shall do so strictly as an accommodation to Tenant and Landlord shall have no liability whatsoever in connection therewith, whether it be for failure to maintain the secure access system, or for failure of the guard service to provide adequate security, or otherwise. Without limitation, Paragraph 8.1 below is intended by Tenant and Landlord to apply to this Paragraph 5.3.
5.4    Energy And Resource Consumption.
(a)Energy Consumption Reduction Efforts. Landlord may voluntarily cooperate in a reasonable manner with the efforts of governmental agencies and/or utility suppliers in reducing energy or other resource consumption within the Property. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such cooperation. Tenant agrees at all times to cooperate fully with Landlord and to abide by all reasonable rules established by Landlord (i) in order to maximize the efficient operation of the electrical, and HVAC systems and all other energy or other resource consumption systems with the Property and the Project and/or (ii) in order to comply with the recommendations of utility suppliers and governmental agencies regulating the consumption of energy and/or other resources. Except to the extent required by Law, Landlord’s rights and Tenant’s obligations hereunder shall not apply to the extent the same would unreasonably interfere with Tenant’s use of the Leased Premises or materially increase Tenant’s costs.
(b)Tenant Utility Usage Data Reporting. If Tenant is billed directly by a utility company with respect to Tenant’s electricity and natural gas/propane usage data at the Leased Premises, then, promptly following Landlord’s written request, Tenant shall provide its monthly electricity and natural gas/propane usage data for the Leased Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s electricity and natural gas/propane usage data with respect to the Leased Premises directly from the utility company.
5.5    Limitation Of Landlord’s Liability. Landlord shall not be liable to Tenant for injury to Tenant or any of the Tenant Parties, or damage to property of Tenant or any Tenant Parties (except to the extent of Landlord’s gross negligence, willful misconduct or knowing violation of this Lease), or loss of Tenant’s or any Tenant Parties’ business or profits, nor shall Tenant be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of (i) Landlord’s failure to provide security services or systems within the Property or the Project for the protection of the Leased Premises, the Building or the Common Areas, or the protection of Tenant’s property or any of the Tenant Parties, or (ii) Landlord’s failure to perform any maintenance or repairs to the Leased Premises, the Building, the Common Areas, the Property, or the Project until Tenant shall have first notified Landlord, in writing, of the need for such maintenance or repairs, and then only after Landlord shall have had a reasonable period of time following its receipt of such notice within which to perform such maintenance or repairs, or (iii) any failure, interruption, rationing or other curtailment in the supply of water, electric current, gas or other utility service to the Leased Premises, the Building, the Common Areas, the Property, or the Project from whatever cause (other than Landlord’s active gross negligence or willful misconduct or knowing violation of this Lease), or (iv) the unauthorized intrusion or entry into the Leased Premises by third parties (other than Landlord).

Notwithstanding the foregoing, in the event that Tenant is prevented from using, and does not use, the Leased Premises or any portion thereof as a result of a Trigger Event (as defined below), then Tenant shall give Landlord written notice thereof and if such Trigger Event continues for five (5) consecutive business days (such period herein called the “Eligibility Period”), then Tenant’s Base Monthly Rent and Tenant’s obligation to pay Project Operating Expenses shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such period of time that Tenant continues to be so prevented from using, and does not actually use, the Leased Premises or a portion thereof, in the proportion that the rentable area of the portion of the Leased Premises that Tenant is prevented from using bears to the total rentable area of the Leased Premises. As used herein, the term “Trigger Event” means any of the following events: (1) any failure by Landlord to provide Tenant with access to the Leased Premises or the Project that materially impacts or interrupts Tenant’s use of the Leased Premises, unless such failure is a result of any Laws or Restrictions, (2) Landlord’s failure to perform Landlord’s repair and maintenance obligations hereunder if such failure continues beyond the applicable notice and cure period, if any, expressly set forth in this Lease, and (3) a disruption of utilities to the Leased Premises, and such disruption is caused solely by the intentional acts, negligence or willful misconduct of Landlord or any of Landlord’s Parties.
ARTICLE 6
ALTERATIONS AND IMPROVEMENTS
6.1    By Tenant. Tenant shall not make any alterations to or modifications of the Leased Premises or construct any improvements within the Leased Premises until Landlord shall have first approved, in writing, the plans and specifications therefor, which approval may be withheld in Landlord’s sole discretion as to alterations, modifications, and improvements which affect the Building façade, structure, or systems, or are specialized in nature or inconsistent with general office/research and development uses, and otherwise such approval may be withheld in Landlord’s reasonable discretion. All such modifications, alterations or improvements, once so approved, shall be made, constructed or installed by Tenant at Tenant’s expense (including all permit fees and governmental charges related thereto), using a licensed contractor first approved by Landlord, which approval shall not be unreasonably withheld or delayed, in substantial compliance with the Landlord-approved plans and specifications therefor. All work undertaken by Tenant shall be done in accordance with all Laws and Restrictions and in a good and workmanlike manner using new (or reclaimed or recycled) materials of good quality. Tenant shall not commence the making of any such modifications or alterations or the construction of any such improvements until (i) any and all required governmental approvals and permits shall have been obtained, (ii) all requirements regarding insurance imposed by this Lease have been satisfied, (iii) Tenant shall have given Landlord at least five (5) business days prior written notice of its intention to commence such work so that Landlord may post and file notices of non-responsibility, and (iv) if requested by Landlord, Tenant shall have obtained contingent liability and broad form builder’s risk insurance in an amount satisfactory to Landlord in its reasonable discretion to cover any perils relating to the proposed work not covered by insurance carried by Tenant pursuant to Article 9. In no event shall Tenant make any modification, alterations or improvements whatsoever to the Common Areas or the exterior or structural components of the Building including, without limitation, any cuts or penetrations in the floor, roof, or exterior or load-bearing walls of the Leased Premises. As used in this Article, the term “modifications, alterations and/or improvements” shall include, without limitation, the installation of additional electrical outlets, overhead lighting fixtures, drains, sinks, partitions, doorways, or the like.
6.2    Ownership Of Improvements.
All modifications, alterations and improvements made or added to the Leased Premises by Tenant (other than Tenant’s inventory, equipment, movable furniture, decorations, personal property, trade fixtures (“Tenant’s Property”)) shall be deemed real property and a part of the Leased Premises, but shall remain the property of Tenant during the Lease Term. Any such modifications, alterations or improvements, once completed, shall not be altered or removed from the Leased Premises during the Lease Term without Landlord’s written approval first obtained in accordance with the provisions of Paragraph 6.1 above. At the expiration or sooner termination of this Lease, all such modifications, alterations and improvements other than Tenant’s Property shall automatically become the property of Landlord and shall be surrendered to Landlord as part of the Leased Premises as required pursuant to Article 2. Landlord shall have no obligations to reimburse Tenant for all or any portion of the cost or value of any such modifications, alterations or improvements so surrendered to Landlord. All modifications, alterations or improvements which are installed or constructed on or attached to the Leased Premises by Landlord and/or at Landlord’s expense shall be deemed real property and a part of the Leased Premises and shall be property of Landlord. All lighting, plumbing, electrical, HVAC fixtures, wall coverings and floor coverings installed by Tenant shall be deemed improvements to the Leased Premises and not trade fixtures of Tenant.
6.3    Alterations Required By Law.

(a)Landlord at its sole cost shall make all modifications, alterations and improvements to the Building, the Property, or the Project, that are required by any governmental authority at any time due to the Landlord’s Work constructed by Landlord not having been in compliance with the Laws then applicable governing its construction.
(b)From and after the Lease Commencement Date, but in no event prior to substantial completion of Landlord’s Work, Tenant at its sole cost shall make all modifications, alterations and improvements to the Leased Premises, the Building, the Common Areas, the Property, or the Project that are required by any Law because of (i) Tenant’s particular use or occupancy of the Leased Premises, the Building, the Common Areas, the Property, or the Project (as opposed to the Permitted Use generally), (ii) Tenant’s application for any permit or governmental approval, or (iii) Tenant’s making of any modifications, alterations or improvements to or within the Leased Premises.
(c) If Landlord shall, at any time during the Lease Term, be required by any governmental authority or Law to make any modifications, alterations or improvements to the Building, the Property, or the Project and the same is not Tenant’s responsibility under Paragraph 6.3(b) above, then Landlord shall do so and the cost incurred by Landlord in making such modifications, alterations or improvements, including interest at a rate equal to the Standard Interest Rate shall be amortized by Landlord over the useful life of such modifications, alterations or improvements, as determined in accordance with GAAP, and the monthly amortized cost of such modifications, alterations and improvements as so amortized shall be considered a Property Maintenance Cost (subject, if applicable, to Paragraph 13.12 below).
6.4    Liens. Tenant shall keep the Property and the Project and every part thereof free from any lien, and shall pay when due all bills arising out of any work performed, materials furnished, or obligations incurred by Tenant, its agents, employees or contractors relating to the Property. If any such claim of lien is recorded against Tenant’s interest in this Lease, the Property or any part thereof, Tenant shall bond against, discharge or otherwise cause such lien to be entirely released within thirty (30) days after the same has been recorded. Tenant’s failure to do so shall be conclusively deemed a material default under the terms of this Lease.
ARTICLE 7
ASSIGNMENT AND SUBLETTING BY TENANT
7.1    By Tenant. Tenant shall not sublet the Leased Premises or any portion thereof or assign its interest in this Lease, or permit the occupancy of the Premises by other than Tenant, whether voluntarily or by operation of Law, without Landlord’s prior written consent which shall not be unreasonably withheld and shall be given within the time periods set forth in Paragraph 7.3 below. Any attempted subletting or assignment, or occupancy of the Leased Premises by other than Tenant, without Landlord’s prior written consent, at Landlord’s election, shall constitute a default by Tenant under the terms of this Lease. The acceptance of rent by Landlord from any person or entity other than Tenant, or the acceptance of rent by Landlord from Tenant with knowledge of a violation of the provisions of this paragraph, shall not be deemed to be a waiver by Landlord of any provision of this Article or this Lease or to be a consent to any subletting by Tenant or any assignment of Tenant’s interest in this Lease. Without limiting the circumstances in which it may be reasonable for Landlord to withhold its consent to an assignment or subletting, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold its consent in the following instances:
(a)the proposed assignee or sublessee is a governmental agency;
(b)in Landlord’s reasonable judgment, the use of the Leased Premises by the proposed assignee or sublessee would involve occupancy other than for a Permitted Use;
(c)the proposed assignee or sublessee (or any of its affiliates) has filed for bankruptcy protection, has been the subject of an involuntary bankruptcy, or has been adjudged insolvent;
(d)Landlord (or any of its affiliates) is in litigation with the proposed assignee or sublessee (or any of their affiliates);
(e)in Landlord’s reasonable judgment, the Leased Premises, or the relevant part thereof, will be used in a manner that will violate any negative covenant as to use contained in this Lease;
(f)the use of the Leased Premises by the proposed assignee or sublessee will violate any Law or Restriction;
(g)the proposed assignment or sublease fails to include all of the terms and provisions required to be included therein pursuant to this Article 7; or

(h)Tenant is in monetary or material non-monetary default of any obligation of Tenant under this Lease with respect to which it has received written notice from Landlord.
7.2    Merger, Reorganization, or Sale of Assets.
(a)Subject to Paragraphs 7.2(b) and 7.8 below: Any dissolution, merger, consolidation or other reorganization of Tenant, or the sale or other transfer in the aggregate over the Lease Term of a controlling percentage of the capital stock of or other equity interests in Tenant, or the sale or transfer of all or a substantial portion of the assets of Tenant, shall be deemed a voluntary assignment of Tenant’s interest in this Lease, and any transferee of this Lease as a result thereof shall be an assignee of this Lease (any sale of all or substantially all of the assets of Tenant where the transferee or purchaser assumes all of Tenant’s obligations under this Lease, and any other transaction described in this sentence, other than a dissolution or reorganization in bankruptcy shall be a “Permitted Transaction”). The phrase “controlling percentage” means the direct or indirect ownership of or right to vote stock or membership interests possessing more than fifty percent of the total combined voting power of all classes of Tenant’s capital stock or membership interests issued, outstanding and entitled to vote for the election of directors or as applicable, LLC managers. If Tenant is a partnership, a withdrawal or change, voluntary, involuntary or by operation of Law, of any general partner, or the dissolution of the partnership, shall be deemed a voluntary assignment of Tenant’s interest in this Lease.
(b)Notwithstanding anything in this Lease to the contrary, Tenant may, without Landlord’s prior written consent, (x) engage in a Permitted Transaction or (y) sublet the Leased Premises or assign this Lease to a “Permitted Transferee,” defined herein as (i) a subsidiary, affiliate, division, corporation or joint venture controlling, controlled by or under common control with Tenant, (ii) a successor entity resulting from a merger, consolidation, or nonbankruptcy reorganization by Tenant, or (iii) a purchaser of substantially all of Tenant’s assets. Paragraphs 7.4 and 7.5 shall not be applicable to a Permitted Transferee or a Permitted Transaction. A Permitted Transferee who is an assignee is sometimes defined herein as a “Permitted Assignee.” In all events, Tenant shall remain fully liable under this Lease.
7.3    Landlord’s Election. Except as provided for in Paragraph 7.2 above, if Tenant shall desire to assign its interest under the Lease or to sublet the Leased Premises, Tenant must notify Landlord, in writing, of such sublease or assignment and provide an executed copy thereof to Landlord at least 20 days in advance of the commencement date of such sublease or assignment but not sooner than one hundred eighty (180) days in advance of such date, specifying in detail the terms of such proposed assignment or subletting, including the name of the proposed assignee or sublessee, the proposed assignee’s or sublessee’s intended use of the Leased Premises, current financial statements (including a balance sheet, income statement and statement of cash flow, all prepared in accordance with GAAP; provided, however, that, if applicable with respect to a proposed sublessee, during any period that the proposed sublessee actually does not prepare its financial statements in accordance with GAAP, then financial statements prepared and reviewed by a reputable, third-party, independent certified public accountant shall suffice) of such proposed assignee or sublessee, and such other information as Landlord may reasonably request. Such executed sublease or assignment shall be conditioned upon any required Landlord consent. Landlord shall have a period of ten (10) business days following receipt of such notice and the required information within which to do one of the following: (i) consent to such requested assignment or subletting subject to Tenant’s compliance with the conditions set forth in Paragraph 7.4 below, or (ii) refuse to so consent to such requested assignment or subletting, provided that such consent shall not be unreasonably refused. During such ten (10) business day period, Tenant covenants and agrees to supply to Landlord, upon request, all necessary or relevant information which Landlord may reasonably request respecting such proposed assignment or subletting and/or the proposed assignee or sublessee. If Landlord fails to respond by the end of such ten (10) business day period to Tenant’s request for consent to any proposed Transfer, Tenant may send a second (2nd) request to Landlord, which request must contain the following inscription, in 14 point font and bold faced lettering: “SECOND NOTICE DELIVERED PURSUANT TO PARAGRAPH 7.3 OF LEASE—FAILURE TO TIMELY RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL OF ASSIGNMENT OR SUBLEASE.” If Tenant sends such a second request, and Landlord fails to respond within five (5) business days after its receipt of same, the proposed assignment or subletting shall be deemed approved.
7.4    Conditions To Landlord’s Consent. If Landlord elects to consent, or shall have been ordered to so consent by a court of competent jurisdiction, to such requested assignment or subletting, such consent shall be expressly conditioned upon the occurrence of each of the conditions below set forth, and any purported assignment or subletting made or ordered prior to the full and complete satisfaction of each of the following conditions shall be void and, at the election of Landlord, which election may be exercised at any time following such a purported assignment or subletting but prior to the satisfaction of each of the stated conditions, shall constitute a material default by Tenant under this Lease until cured by satisfying in full each such condition by the assignee or sublessee. The conditions are as follows:

(a)Landlord having approved in form and substance the assignment or sublease agreement and any ancillary documents, which approval shall not be unreasonably withheld by Landlord if the requirements of this Article 7 are otherwise complied with.
(b)Each such sublessee or assignee having agreed, in writing satisfactory to Landlord and its counsel and for the benefit of Landlord, to assume, to be bound by, and to perform the obligations of this Lease to be performed by Tenant which relate to space being subleased (excluding those obligations that Tenant has agreed to retain in the applicable assignment or sublease).
(c)Tenant not being in monetary or material non-monetary default of its obligations under the terms of this Lease (with respect to which it has received a written notice from Landlord) through and including the date of such assignment or subletting.
(d)Tenant having reimbursed to Landlord all reasonable costs and reasonable attorneys’ fees incurred by Landlord in conjunction with the processing and documentation of any such requested subletting or assignment (not to exceed $2,000 per request for sublease consent). Tenant shall be obligated to so reimburse Landlord whether or not such subletting or assignment is completed.
(e)Tenant having delivered to Landlord a complete and fully-executed duplicate original of such sublease agreement or assignment agreement (as applicable) and all related agreements.
(f)Tenant having paid, or having agreed in writing to pay as to future payments, to Landlord fifty percent (50%) of all assignment consideration or excess rentals paid to Tenant or to any other on Tenant’s behalf or for Tenant’s benefit for such assignment or subletting as follows:
(i)If Tenant assigns its interest under this Lease, that Tenant shall have paid to Landlord and Landlord shall have received an amount equal to fifty percent (50%) of the assignment consideration so paid; or
(ii)If Tenant assigns its interest under this Lease and if Tenant is to receive all or a portion of the consideration for such assignment in future installments, that Tenant and Tenant’s assignee shall have entered into a written agreement with and for the benefit of Landlord satisfactory to Landlord and its counsel whereby Tenant and Tenant’s assignee jointly agree to pay to Landlord an amount equal to fifty percent (50%) of all such future assignment consideration installments paid by such assignee as and when such assignment consideration is so paid; or
(iii)If Tenant subleases the Leased Premises, that Tenant and Tenant’s sublessee shall have entered into a written agreement with and for the benefit of Landlord satisfactory to Landlord and its counsel whereby Tenant and Tenant’s sublessee jointly agree to pay to Landlord fifty percent (50%) of all excess rentals paid by such sublessee.
7.5    Assignment Consideration And Excess Rentals Defined. For purposes of this Article, including any amendment to this Article by way of addendum or other writing: (i) the term “assignment consideration” shall mean all consideration paid by the assignee to Tenant or to any other party on Tenant’s behalf or for Tenant’s benefit as consideration for such assignment, without deduction for any costs or expenses incurred by Tenant in connection with such assignment, except that Tenant may deduct third party, market rate leasing commissions and legal fees paid, and tenant improvement costs incurred, in connection with the assignment, in which case the amount thereof may be deducted with the balance to be paid to Landlord, and (ii) the term “excess rentals” shall mean all consideration paid by the sublessee to Tenant or to any other party on Tenant’s behalf or for Tenant’s benefit for the sublease of all or any part of the Leased Premises in excess of the rent due to Landlord under the terms of this Lease for the portion subleased for the same period, without deduction for any costs or expenses incurred by Tenant in connection with such sublease, except that Tenant may deduct third party, market rate leasing commissions and legal fees paid, and tenant improvement costs incurred, in connection with the sublease, in which case the amount thereof may be deducted with the balance to be paid to Landlord. Tenant agrees that the portion of any assignment consideration and/or excess rentals arising from any assignment or subletting by Tenant which is to be paid to Landlord pursuant to this Article now is and shall then be the property of Landlord and not the property of Tenant.
7.6    Payments. All payments required by this Article to be made to Landlord shall be made in cash or other good funds in full as and when they become due. At the time Tenant, Tenant’s assignee or sublessee makes each such payment to Landlord, Tenant or Tenant’s assignee or sublessee, as the case may be, shall deliver to Landlord an itemized statement in reasonable detail showing the method by which the amount due Landlord was calculated and certified by the party making such payment as true and correct.

7.7    Good Faith. The rights granted to Tenant by this Article are granted in consideration of Tenant’s express covenant, which Tenant hereby makes, that all pertinent allocations which are made by Tenant between the rental value of the Leased Premises and the value of any of Tenant’s personal property which may be conveyed or leased (or services provided) generally concurrently with and which may reasonably be considered a part of the same transaction as the permitted assignment or subletting shall be made fairly, honestly and in good faith.
7.8    Effect Of Landlord’s Consent. No subletting or assignment, even with the consent of Landlord, shall relieve Tenant of its personal and primary obligation to pay rent and to perform all of the other obligations to be performed by Tenant hereunder, and Tenant hereby agrees as follows in connection with any assignment of this Lease:
The liability of the “Assigning Tenant” under this Lease (defined herein as Palo Alto Networks, Inc. and any assignee(s) who further assign(s) this Lease) shall be primary, and in any right of action which shall accrue to Landlord under this Lease, Landlord may, at its option, proceed against the Assigning Tenant without having commenced any action or obtained any judgment against an assignee. The Assigning Tenant further agrees that it may be joined in any action against an assignee in connection with the said obligations of assignee and recovery may be had against the Assigning Tenant in any such action. The Assigning Tenant hereby expressly waives the benefits and defenses under California Civil Code Sections 2821, 2839, 2847, 2848, 2849 and 2855 to the fullest extent permitted by applicable law.
If an assignee is in default of its obligations under this Lease, Landlord may proceed against the Assigning Tenant, the assignee, or both, or any prior Assigning Tenants (it being agreed that no Assigning Tenant shall be relieved of liability, and that the liability of all Assigning Tenants shall be joint and several), or Landlord may enforce against the Assigning Tenant(s) or the assignee any rights that Landlord has under the Lease, in equity or under applicable law. If the Lease terminates due to an assignees default or bankruptcy or similar debtor protection law, Landlord may enforce this Lease against the Assigning Tenant(s), even if Landlord would be unable to enforce it against the assignee. The Assigning Tenant specifically agrees and understands that Landlord may proceed forthwith and immediately against an assignee or against the Assigning Tenant(s) following any default by an assignee. The Assigning Tenant(s) hereby waives all benefits and defenses under California Civil Code Sections 2845, 2848, 2849 and 2850, including without limitation: (i) the right to require Landlord to proceed against an assignee, proceed against or exhaust any security that Landlord holds from an assignee or pursue any other remedy in Landlord’s power; (ii) any defense to its obligations hereunder based on the termination or limitation of an assignee’s liability; and (iii) all notices of the existence, creation, or incurring of new or additional obligations. Landlord shall have the right to enforce this Lease regardless of the release or discharge of an assignee by Landlord or by operation of any law relating to protection of debtors, bankruptcy, assignments for the benefit of creditors, or insolvency.
The obligations of the Assigning Tenant(s) under this Lease shall remain in full force and effect and the Assigning Tenant(s) shall not be discharged or limited by any of the following events with respect to an assignee or the Assigning Tenant(s): (i) insolvency, bankruptcy, reorganization arrangement, adjustment, composition, assignment for the benefits of creditors, liquidation, winding up or dissolution (each a “Financial Proceeding”); of (ii) any merger, acquisition, consolidation or change in entity structure, or any sale, lease, transfer, or other disposition of any entity’s assets, or any sale or other transfer of interests in the entity (each an “Event of Reorganization”); or (iii) any sale, exchange, assignment, hypothecation or other transfer, in whole or in part, of Landlord’s interest in the Leased Premises or the Lease. Without limiting the foregoing, the Assigning Tenant(s) hereby expressly waives the benefits and defenses under any statute or judicial decision (including but not limited to the case styled In Re Arden, 176 F. 3d 1226 (9th Cir. 1999)) that would otherwise (i.e., were it not for such waiver) permit the Assigning Tenant(s) to claim or obtain the benefit of any so called “capped claim” available to an assignee in any Financial Proceeding. If all or any portion of the obligations guaranteed hereunder are paid or performed and all or any part of such payment or performance is avoided or recovered, directly or indirectly, from Landlord as a preference, fraudulent transfer or otherwise, then the Assigning Tenant(s)’ obligations hereunder shall continue and remain in full force and effect as to any such avoided or recovered payment or performance.
The provisions of this Lease may be changed by agreement between Landlord and an assignee without the consent of or notice to the Assigning Tenant(s). This Lease may be assigned by Landlord or an assignee, and the Leased Premises, or a portion thereof, may be sublet by an assignee, all in accordance with the provisions of this Lease, without the consent of or notice to the Assigning Tenant(s). The Assigning Tenant(s) shall remain primarily liable for the performance of the Lease so assigned. Without limiting the generality of the foregoing, the Assigning Tenant(s) waives the rights and benefits of California Civil Code Sections 2819 and 2820 with respect to any change to the Lease between Landlord and an assignee, and agrees that by doing so the Assigning Tenant(s)’s liability shall continue even if (i) Landlord and an assignee alter any Lease obligations, or (ii) the Assigning Tenant(s)’s remedies or rights against an assignee are impaired or suspended without the Assigning Tenant(s)’s consent by such alteration of Lease obligations.
Consent by Landlord to one or more assignments of Tenant’s interest in this Lease or to one or more sublettings of the Leased Premises shall not be deemed to be a consent to any subsequent assignment or subletting. No subtenant shall have any right to assign its sublease or to further sublet any portion of the sublet premises or to permit any portion of the sublet premises to be used or occupied by any other party. No sublease may be terminated or modified during any period that Tenant is in monetary or material non-monetary default under this Lease, without Landlord’s prior written consent. If Landlord shall have been ordered by a court of competent jurisdiction to consent to a requested assignment or subletting, or such an assignment or subletting shall have been ordered by a court of competent jurisdiction over the objection of Landlord, such assignment or subletting shall not be binding between the assignee (or sublessee) and Landlord until such time as all conditions set forth in Paragraph 7.4 above have been fully satisfied (to the extent not then satisfied) by the assignee or sublessee, including, without limitation, the payment to Landlord of all agreed assignment considerations and/or excess rentals then due Landlord. Upon a default while a sublease is in effect, Landlord may collect directly from the sublessee all sums becoming due to Tenant under the sublease and apply this amount against any sums due Landlord by Tenant, and Tenant authorizes and directs any sublessee to make payments directly to Landlord upon notice from Landlord. No direct collection by Landlord from any sublessee shall constitute a novation or release of Tenant or any guarantor, a consent to the sublease or a waiver of the covenant prohibiting subleases.
ARTICLE 8
LIMITATION ON LANDLORD’S LIABILITY AND INDEMNITY
8.1    Limitation On Landlord’s Liability And Release. Landlord shall not be liable to Tenant for, and Tenant hereby releases and waives all claims and rights of recovery against Landlord and its partners, principals, members, managers, officers, agents, employees, lenders, attorneys, contractors, invitees, consultants, predecessors, successors and assigns (including without limitation prior and subsequent owners of the Property or the Project or portions thereof) (collectively, the “Landlord Indemnitees”) from, any and all liability, whether in contract, tort or on any other basis, for any injury to or any damage sustained by Tenant or any of the Tenant Parties, any damage to property of Tenant or any of the Tenant Parties, or any loss to business, loss of profits or other financial loss of Tenant or any of the Tenant Parties resulting from or attributable to the condition of, the management of, the repair or maintenance of, the protection of, the supply of services or utilities to, the damage in or destruction of the Leased Premises, the Building, the Property, the Project, or the Common Areas, including without limitation (i) the failure, interruption, rationing or other curtailment or cessation in the supply of electricity, water, gas or other utility service to the Property, the Building or the Leased Premises; (ii) the vandalism or forcible entry into the Building or the Leased Premises; (iii) the penetration of water into or onto any portion of the Leased Premises; (iv) the failure to provide security and/or adequate lighting in or about the Property, the Building or the Leased Premises, (v) the existence of any design or construction defects within the Property, the Building or the Leased Premises; (vi) the failure of any mechanical systems to function properly (such as the HVAC systems); (vii) the blockage of access to any portion of the Property, the Building or the Leased Premises, except that Tenant does not so release Landlord from such liability to the extent such damage was caused by the gross negligence or willful misconduct of Landlord or any of Landlord’s Parties, or Landlord’s failure to perform an obligation expressly undertaken by Landlord pursuant to this Lease after a reasonable period of time shall have lapsed following receipt of written notice from Tenant to so perform such obligation. In this regard, Tenant acknowledges that it is fully apprised of the provisions of Law relating to releases, and particularly to those provisions contained in Section 1542 of the California Civil Code which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Notwithstanding such statutory provision, and for the purpose of implementing a full and complete release and discharge, Tenant hereby (i) waives the benefit of such statutory provision and (ii) acknowledges that, subject to the exceptions specifically set forth herein, the release and discharge set forth in this paragraph is a full and complete settlement and release and discharge of all claims and is intended to include in its effect, without limitation, all claims which Tenant, as of the date hereof, does not know of or suspect to exist in its favor.
8.2    Tenant’s Indemnification Of Landlord. Tenant shall defend with competent counsel satisfactory to Landlord any claims made or legal actions filed or threatened against the Landlord Indemnitees with respect to the violation of any Law, or the death, bodily injury, personal injury, property damage, or interference with contractual or property rights suffered by any third party occurring within the Leased Premises or resulting from the use or occupancy by Tenant or any of the Tenant Parties of the Leased Premises, the Building or the Common Areas, or resulting from the activities of Tenant or any of the Tenant Parties in or about the Leased Premises, the Building, the Common Areas, the Property, or the Project, and Tenant shall indemnify and hold the Landlord Indemnitees harmless from any loss liability, penalties, or expense whatsoever (including any loss attributable to vacant space which otherwise would have been leased, but for such activities) resulting therefrom, except to the extent caused by the negligence or willful misconduct of Landlord, its agents or contractors or Landlord’s violation of its obligations under this Lease. This indemnity agreement shall survive the expiration or sooner termination of this Lease.
8.3    Landlord’s Indemnification Of Tenant. Landlord shall indemnify and hold Tenant harmless from any loss liability, penalties, or expense whatsoever (including but not limited to reasonable attorneys’ fees) resulting from the gross negligence or willful misconduct of Landlord at or with respect to the Property or Landlord’s knowing breach of this Lease, except to the extent caused by the negligence or willful misconduct of Tenant. This indemnity agreement shall survive the expiration or sooner termination of this Lease.
ARTICLE 9
INSURANCE
9.1    Tenant’s Insurance. Tenant shall maintain insurance complying with all of the following:
(a)Tenant shall procure, pay for and keep in full force and effect, at all times during the Lease Term, the following:
(i)Commercial general liability insurance insuring Tenant against liability for personal injury, bodily injury, death and damage to property occurring within the Leased Premises, or resulting from Tenant’s use or occupancy of the Leased Premises, the Building, the Common Areas, the Property, or the Project, or resulting from Tenant’s activities in or about the Leased Premises, the Property, or the Project, with coverage in an amount equal to Tenant’s Required Liability Coverage (as set forth in Article 1), which insurance shall contain “blanket contractual liability” and “broad form property damage” endorsements insuring Tenant’s performance of Tenant’s obligations to indemnify Landlord as contained in this Lease.
(ii)Fire and property damage insurance in “special form” coverage insuring Tenant against loss from physical damage to Tenant’s personal property, inventory, trade fixtures and improvements within the Leased Premises with coverage for the full actual replacement cost thereof;
(iii)Business income/extra expense insurance sufficient to pay Base Monthly Rent and Additional Rent for a period of not less than twelve (12) months;
(iv)Plate glass insurance, at actual replacement cost;
(v)[Reserved]
(vi)Product liability insurance (including, without limitation, if food and/or beverages are distributed, sold and/or consumed within the Leased Premises, to the extent obtainable, coverage for liability arising out of the distribution, sale, use or consumption of food and/or beverages (including alcoholic beverages, if applicable) at the Leased Premises for not less than Tenant’s Required Liability Coverage (as set forth in Article 1);
(vii)Workers’ compensation insurance (statutory coverage) with employer’s liability in amounts not less than $1,000,000 insurance sufficient to comply with all laws; and
(viii)With respect to making of any alterations or modifications or the construction of improvements or the like undertaken by Tenant, course of construction, commercial general liability, automobile liability and workers’ compensation (to be carried by Tenant’s contractor), in an amount and with coverage reasonably satisfactory to Landlord and appropriate to the scope of the alterations, modifications, and improvements.
(b)Each policy of liability insurance required to be carried by Tenant pursuant to this paragraph or actually carried by Tenant with respect to the Leased Premises, the Property, or the Project: (i) shall with respect to insurance required by subparagraph (a) above, name Landlord, and such others as are designated by Landlord, as additional insureds; (ii) [reserved]; (iii) shall be primary insurance providing that the insurer shall be liable for the full amount of the loss, up to and including the total amount of liability set forth in the declaration of coverage, without the right of contribution from or prior payment by any other insurance coverage of Landlord; (iv) [reserved]; (v) shall be carried with companies with Best’s ratings of at least A and VII; and (vi) shall contain a so-called “severability” or “cross liability” endorsement. Each policy of property insurance maintained by Tenant with respect to the Leased Premises, the Property, or the Project or any property therein shall contain a waiver and/or a permission to waive by the insurer of any right of subrogation against Landlord, its partners, principals, members, managers, officers, employees, agents and contractors, which might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its partners, principals, members, managers, officers, employees, agents and contractors.
(c)Prior to the time Tenant or any of its contractors enters the Leased Premises, Tenant shall deliver to Landlord, with respect to each policy of insurance required to be carried by Tenant pursuant to this Article, a certificate of the insurer certifying in form satisfactory to Landlord that a policy has been issued, premium paid, providing the coverage required by this Paragraph and containing the provisions specified herein. Landlord may, at any time and from time to time, inspect and/or copy any and all insurance policies required to be carried by Tenant pursuant to this Article. If Landlord’s Lender or insurance consultant reasonably determines at any time that the amount of coverage set forth in Paragraph 9.1(a) for any policy of insurance Tenant is required to carry pursuant to this Article is not adequate, then Tenant shall increase the amount of coverage for such insurance to such greater amount as Landlord’s Lender or insurance consultant reasonably deems adequate; provided, however, that with respect to increases determined by Landlord’s insurance consultant, such coverage need not be increased (i) during the first five (5) years of the Lease Term, or (ii) at any time above levels then generally being required in new leases of comparable buildings in the cities of Santa Clara or Sunnyvale. In the event Tenant does not maintain said insurance, Landlord may, in its sole discretion and without waiving any other remedies hereunder, procure said insurance and Tenant shall pay to Landlord as additional rent the cost of said insurance plus a ten percent (10%) administrative fee.
9.2    Landlord’s Insurance. With respect to insurance maintained by Landlord:
(a)Landlord shall maintain, as the minimum coverage required of it by this Lease, fire and property damage insurance in so-called special form coverage insuring Landlord (and such others as Landlord may designate) against loss from physical damage to the Building with coverage of not less than one hundred percent (100%) of the full actual replacement cost thereof and against loss of rents for a period of not less than six months. Such fire and property damage insurance shall be written in so-called “all risk” form, excluding only those perils commonly excluded from such coverage by Landlord’s then property damage insurer; (ii) shall provide coverage for physical damage to the improvements so insured for up to the entire full actual replacement cost thereof; (iii) may be endorsed to cover loss or damage caused by any additional perils against which Landlord may elect to insure, including earthquake and/or flood; and/or (iv) may provide coverage for loss of rents for a period of up to twelve months. Landlord shall not be required to cause such insurance to cover any of Tenant’s Property, or any modifications, alterations or improvements made or constructed by Tenant to or within the Leased Premises. Landlord shall use commercially reasonable efforts to obtain such insurance at competitive rates.
(b)Landlord shall maintain commercial general liability insurance insuring Landlord (and such others as are designated by Landlord) against liability for personal injury, bodily injury, death, and damage to property occurring in, on or about, or resulting from the use or occupancy of the Property, or any portion thereof, with combined single limit coverage of at least Ten Million Dollars ($10,000,000). Landlord may carry such greater coverage as Landlord or Landlord’s Lender, insurance broker, advisor or counsel may from time to time determine is reasonably necessary for the adequate protection of Landlord, the Property, and the Project.
(c)Landlord may maintain boiler and machinery insurance to limits sufficient to restore the Building.
(d)Landlord may maintain any other insurance which in the opinion of its insurance broker, advisor or legal counsel is prudent to carry under the given circumstances, provided such insurance is commonly carried by owners of property similarly situated and operating under similar circumstances.
9.3    Mutual Waiver Of Subrogation. Notwithstanding anything to the contrary in this Lease, Landlord hereby releases Tenant, and Tenant hereby releases Landlord and its respective partners, principals, members, managers, shareholders, directors, officers, agents, employees, servants, and subtenants from any and all liability for loss, damage or injury to the property of the other in or about the Leased Premises, the Property, or the Project which is caused by or results from a peril or event or happening which is covered by insurance actually carried and in force at the time of the loss by the party sustaining such loss, or which is required to be insured against under this Lease, without regard to the negligence of the entities so released. All of Landlord’s and Tenant’s repair and indemnity obligations under this Lease shall be subject to the mutual releases contained in this Paragraph 9.3.
ARTICLE 10
DAMAGE TO LEASED PREMISES
10.1    Landlord’s Duty To Restore. If the Leased Premises, the Building or the Common Area are damaged by any peril after the Effective Date of this Lease, Landlord shall restore the same, as and when required by this paragraph, unless this Lease is terminated by Landlord pursuant to Paragraph 10.3 or by Tenant pursuant to Paragraph 10.4. If this Lease is not so terminated, then upon the issuance of all necessary governmental permits, Landlord shall commence and diligently prosecute to completion the restoration of the Leased Premises, the Building or the Common Area, as the case may be, to the extent then allowed by law, to substantially the same condition in which it existed as of the Lease Commencement Date. Landlord’s obligation to restore shall be limited to the improvements constructed by Landlord. Landlord shall have no obligation to restore any alterations, modifications or improvements made by Tenant to the Leased Premises or any of Tenant’s personal property, inventory or trade fixtures. Upon completion of the restoration by Landlord, Tenant may replace or fully repair all of Tenant’s Property.
10.2    Insurance Proceeds. All insurance proceeds available from the fire and property damage insurance carried by Landlord shall be paid to and become the property of Landlord. If this Lease is terminated pursuant to either Paragraph 10.3 or 10.4, all insurance proceeds available from insurance carried by Tenant which cover loss of property that is Landlord’s property or would become Landlord’s property on termination of this Lease shall be paid to and become the property of Landlord, and the remainder of such proceeds shall be paid to and become the property of Tenant. If this Lease is not terminated pursuant to either Paragraph 10.3 or 10.4, all insurance proceeds available from insurance carried by Tenant which cover loss to property that is Landlord’s property shall be paid to and become the property of Landlord, and all proceeds available from such insurance which cover loss to property which would only become the property of Landlord upon the termination of this Lease shall be paid to and remain the property of Tenant. The determination of Landlord’s property and Tenant’s property shall be made pursuant to Paragraph 6.2.
10.3    Landlord’s Right To Terminate. Landlord shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Tenant of a written notice of election to terminate within thirty (30) days after the date of such damage or destruction:
(a)The Building is damaged by any peril covered by valid and collectible insurance actually carried by Landlord and in force at the time of such damage or destruction (or any insurance Landlord was required to carry pursuant to the terms of this Lease) to such an extent that either (i) the estimated cost to restore the Building exceeds fifty percent of the then actual replacement cost thereof~~;~~ or (ii) any shortfall in insurance proceeds exceed ten percent (10%) of the then actual replacement cost of the Building (the “Shortfall Cap”). Notwithstanding the foregoing, Tenant may override Landlord’s election to terminate the Lease pursuant to clause (ii) above if Tenant shall agree in writing within ten (10) days after receipt of Landlord’s notice electing to terminate this Lease to pay any costs of restoration to the extent such costs exceed the Shortfall Cap (the "Casualty Shortfall Amount"), in which event Landlord cannot terminate this Lease and must rebuild the areas affected by the casualty; provided, however, that if Tenant exercises such election, Tenant shall enter into an agreement with Landlord pursuant to which Tenant will covenant to deposit into an escrow or, to the extent required by any lender with a lien on the Leased Premises, with such lender the Casualty Shortfall Amount on terms and conditions reasonably acceptable to Landlord. In addition, if Tenant elects to override Landlord’s election to terminate this Lease as provided above, Tenant shall execute and deliver to any such lender any documents reasonably required by such lender to evidence Tenant’s intention to keep this Lease in full force and effect.
(b)The Building is damaged by an uninsured peril, which peril Landlord was not required to, and did not, insure against pursuant to the provisions of Article 9 of this Lease and the cost to restore exceeds the Shortfall Cap. Notwithstanding the foregoing, Tenant may override Landlord’s election to terminate the Lease pursuant to this Section if Tenant shall agree in writing within ten (10) days after receipt of Landlord’s notice electing to terminate this Lease to pay any Casualty Shortfall Amount, in which event Landlord cannot terminate this Lease and must rebuild the areas affected by the casualty; provided, however, that if Tenant exercises such election, Tenant shall enter into an agreement with Landlord pursuant to which Tenant will covenant to deposit into an escrow or, to the extent required by any lender with a lien on the Leased Premises, with such lender the Casualty Shortfall Amount on terms and conditions reasonably acceptable to Landlord. In addition, if Tenant elects to override Landlord’s election to terminate this Lease as provided above, Tenant shall execute and deliver to any such lender any documents reasonably required by such lender to evidence Tenant’s intention to keep this Lease in full force and effect.

(c)The Building is damaged by any peril and, because of the Laws or Restrictions then in force, such Building (i) cannot be restored at reasonable cost or (ii) if restored, cannot be used for substantially the same use being made thereof before such damage.
10.4    Tenant’s Right To Terminate. If the Leased Premises, the Building or the Common Area are damaged by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to this Article, then as soon as reasonably practicable, Landlord shall furnish Tenant with the written opinion of Landlord’s architect or construction consultant as to when the restoration work required of Landlord may be complete. Tenant shall have the option to terminate this Lease (if Tenant is not then in monetary or material non-monetary default with respect to which it has received a written notice from Landlord) in the event any of the following occurs, which option may be exercised only by delivery to Landlord of a written notice of election to terminate within seven days (7) after Tenant receives from Landlord the estimate of the time needed to complete such restoration:
(a)If the time estimated to substantially complete the restoration exceeds twelve months from and after the date the architect’s or construction consultant’s written opinion is delivered; or
(b)If the damage occurred within eighteen months of the last day of the Lease Term and the time estimated to substantially complete the restoration exceeds ninety (90) days from and after the date of the casualty.
10.5    Tenant’s Waiver. Landlord and Tenant agree that the provisions of Paragraph 10.4 above, captioned “Tenant’s Right To Terminate”, are intended to supersede and replace the provisions contained in California Civil Code, Section 1932, Subdivision 2, and California Civil Code, Section 1933, and accordingly, Tenant hereby waives the provisions of such Civil Code Sections and the provisions of any successor Civil Code Sections or similar laws hereinafter enacted.
10.6    Abatement Of Rent. In the event of damage to the Leased Premises which does not result in the termination of this Lease, the Base Monthly Rent (and any Additional Rent) shall be temporarily abated during the period of restoration in proportion to the degree to which Tenant’s use of the Leased Premises is impaired by such damage.
ARTICLE 11
CONDEMNATION
11.1    Tenant’s Right To Terminate. Except as otherwise provided in Paragraph 11.4 below regarding temporary takings, Tenant shall have the option to terminate this Lease if, as a result of any taking, (i) all of the Leased Premises is taken, or (ii) twenty-five percent (25%) or more of the Leased Premises is taken and the part of the Leased Premises that remains cannot, within a reasonable period of time, be made reasonably suitable for the continued operation of Tenant’s business, or (iii) Tenant’s parking allocation is reduced below 2.97 parking spaces per 1,000 rentable square feet. Tenant must exercise such option within a reasonable period of time, to be effective on the later to occur of (i) the date that possession of that portion of the Leased Premises that is condemned is taken by the condemnor or (ii) the date Tenant vacated the Leased Premises.
11.2    Landlord’s Right To Terminate. Except as otherwise provided in Paragraph 11.4 below regarding temporary takings, Landlord shall have the option to terminate this Lease if, as a result of any taking, (i) all of the Leased Premises is taken, (ii) twenty-five percent (25%) or more of the Leased Premises is taken and the part of the Leased Premises that remains cannot, within a reasonable period of time, be made reasonably suitable for the continued operation of Tenant’s business, or (iii) because of the Laws or Restrictions then in force, the Leased Premises may not be used for the same use being made before such taking, whether or not restored as required by Paragraph 11.3 below. Any such option to terminate by Landlord must be exercised within a reasonable period of time, to be effective as of the date possession is taken by the condemnor.
11.3    Restoration. If any part of the Leased Premises or the Building is taken and this Lease is not terminated, then Landlord shall, to the extent not prohibited by Laws or Restrictions then in force, repair any damage occasioned thereby to the remainder thereof to a condition reasonably suitable for Tenant’s continued operations and otherwise, to the extent practicable, in the manner and to the extent provided in Paragraph 10.1.
11.4    Temporary Taking. If a material portion of the Leased Premises is temporarily taken for a period of one year or less and such period does not extend beyond the Lease Expiration Date, this Lease shall remain in effect. If any material portion of the Leased Premises is temporarily taken for a period which exceeds one year or which extends beyond the Lease Expiration Date, then the rights of Landlord and Tenant shall be determined in accordance with Paragraphs 11.1 and 11.2 above.

11.5    Division Of Condemnation Award. Any award made for any taking of the Property, the Building, or the Leased Premises, or any portion thereof, shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award; provided, however, that Tenant shall be entitled to receive any portion of the award that is made specifically (i) for the taking of personal property, inventory or trade fixtures belonging to Tenant, (ii) for the interruption of Tenant’s business or its moving costs, or (iii) for the value of any leasehold improvements installed and paid for by Tenant. The rights of Landlord and Tenant regarding any condemnation shall be determined as provided in this Article, and each party hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedure, and the provisions of any similar law hereinafter enacted, allowing either party to petition the Supreme Court to terminate this Lease and/or otherwise allocate condemnation awards between Landlord and Tenant in the event of a taking of the Leased Premises.
11.6    Abatement Of Rent. In the event of a taking of the Leased Premises which does not result in a termination of this Lease (other than a temporary taking), then, as of the date possession is taken by the condemning authority, the Base Monthly Rent shall be reduced in the same proportion that the area of that part of the Leased Premises so taken (less any addition to the area of the Leased Premises by reason of any reconstruction) bears to the area of the Leased Premises immediately prior to such taking.
11.7    Taking Defined. The term “taking” or “taken” as used in this Article 11 shall mean any transfer or conveyance of all or any portion of the Property or the Project to a public or quasi-public agency or other entity having the power of eminent domain pursuant to or as a result of the exercise of such power by such an agency, including any inverse condemnation and/or any sale or transfer by Landlord of all or any portion of the Property or the Project to such an agency under threat of condemnation or the exercise of such power.
ARTICLE 12
DEFAULT AND REMEDIES
12.1    Events Of Tenant’s Default. Tenant shall be in default of its obligations under this Lease if any of the following events occur:
(a)Tenant shall have failed to pay Base Monthly Rent or any Additional Rent when due, provided that Tenant shall be entitled to receive written notice of late payment twice during each year of the Lease Term, and with respect to those two (2) late payments, Tenant shall not be in default under this Paragraph 12.1(a) unless Tenant has failed to make the required payment within three (3) business days after such notice from Landlord. After both notices have been given in any year of the Lease Term, Landlord shall not be required to provide any further notices to Tenant relating to such year; or; or
(b)Tenant shall have done or permitted to be done any act, use or thing in its use, occupancy or possession of the Leased Premises or the Building or Common Areas which is prohibited by the terms of this Lease or Tenant shall have failed to perform any term, covenant, or condition of this Lease (except those requiring the payment of Base Monthly Rent or Additional Rent, which failures shall be governed by subparagraph (a) above) and such default is not cured within the shorter of (i) any specific time period expressly provided under this Lease for the performance of such term, covenant or condition, or (ii) thirty (30) days after written notice from Landlord to Tenant specifying the nature of such default and requesting Tenant to cure the same, or within such longer period as is reasonably required in the event such default is curable but not within such thirty (30) day period, provided such cure is promptly commenced within such thirty (30) day period and is thereafter diligently prosecuted to completion; or
(c)Tenant shall have sublet the Leased Premises or assigned its interest in this Lease in violation of the provisions contained in Article 7, whether voluntarily or by operation of law; or
(d)Tenant shall have abandoned the Leased Premises (as defined in California Civil Code section 1951.3); or
(e)Tenant shall have permitted or suffered the sequestration or attachment of, or execution on, or the appointment of a custodian or receiver with respect to, all or any substantial part of the property or assets of Tenant or any property or asset essential to the conduct of Tenant’s business, and Tenant shall have failed to obtain a return or release of the same within thirty (30) days thereafter, or prior to sale pursuant to such sequestration, attachment or levy, whichever is earlier; or
(f)Tenant or any guarantor of this Lease shall have permitted or suffered the sequestration or attachment of, or execution on, or the appointment of a custodian or receiver with respect to, all or any substantial part of the property or assets of Tenant (or such guarantor) or any property or asset essential to the conduct of Tenant’s (or such guarantor’s) business, and Tenant (or such guarantor)

shall have failed to obtain a return or release of the same within thirty (30) days thereafter, or prior to sale pursuant to such sequestration, attachment or levy, whichever is earlier; or
(g)Tenant or any guarantor of this Lease shall have made a general assignment of all or a substantial part of its assets for the benefit of its creditors; or
(h)Tenant or any guarantor of this Lease shall have allowed (or sought) to have entered against it a decree or order which: (i) grants or constitutes an order for relief, appointment of a trustee, or condemnation or a reorganization plan under the bankruptcy laws of the United States; (ii) approves as properly filed a petition seeking liquidation or reorganization under said bankruptcy laws or any other debtor’s relief law or similar statute of the United States or any state thereof; or (iii) otherwise directs the winding up or liquidation of Tenant; provided, however, if any decree or order was entered without Tenant’s consent or over Tenant’s objection, Landlord may not terminate this Lease pursuant to this Subparagraph if such decree or order is rescinded or reversed within thirty (30) days after its original entry; or
(i)Tenant or any guarantor of this Lease shall have availed itself of the protection of any debtor’s relief law, moratorium law or other similar law which does not require the prior entry of a decree or order.
(j)Tenant (or its affiliate) shall be in default of its obligations under the Building E Lease, the Building F Lease, or the Building G Lease (to the extent applicable) beyond any express notice and cure periods set forth in such Lease, or any guarantor of this Lease shall be in default of its obligations under its guaranty. Landlord shall have the right, acting alone, to elect from time to time to limit this Paragraph 12.1(j) to fewer than all of such other leases and/or to reverse such limitation, or to delete and/or reinstate, as applicable, this Paragraph 12.1(j), by notice to Tenant delivered in accordance with this Lease. If at any time Landlord makes such election, then Tenant agrees: (1) at Landlord’s request, to execute an amendment to this Lease the effect of which is to so limit this Paragraph 12.1(j) or if applicable, to reverse such limitation, or to delete or reinstate, as applicable, this Paragraph 12.1(j), and (2) that in the event of a limitation or deletion, such amendment shall retain for Landlord the right to reverse the limitation or to reinstate this Paragraph 12.1(j), as applicable.
12.2    Landlord’s Remedies. In the event of any default by Tenant, and without limiting Landlord’s right to indemnification as provided in Article 8.2, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, to which Landlord may resort cumulatively, or in the alternative:
(a)Landlord may, at Landlord’s election, keep this Lease in effect and enforce, by an action at law or in equity, all of its rights and remedies under this Lease including, without limitation, (i) the right to recover the rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required by Tenant, or perform Tenant’s obligations and be reimbursed by Tenant for the cost thereof with interest at a rate equal to the Default Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant, and (iii) the remedies of injunctive relief and specific performance to prevent Tenant from violating the terms of this Lease and/or to compel Tenant to perform its obligations under this Lease, as the case may be.
(b)Landlord may, at Landlord’s election, terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice, in which event Tenant shall immediately surrender the Leased Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, in accordance with applicable laws, enter upon and take possession of the Leased Premises and expel or remove Tenant and any other person who may be occupying the Leased Premises or any part thereof, without being liable for prosecution or any claim for damages therefor. Any termination under this subparagraph shall not relieve Tenant from its obligation to pay to Landlord all Base Monthly Rent and Additional Rent then or thereafter due, or any other sums due or thereafter accruing to Landlord, or from any claim against Tenant for damages previously accrued or then or thereafter accruing. In no event shall any one or more of the following actions by Landlord, in the absence of a written election by Landlord to terminate this Lease constitute a termination of this Lease:
(i)Appointment of a receiver or keeper in order to protect Landlord’s interest hereunder;
(ii)Consent to any subletting of the Leased Premises or assignment of this Lease by Tenant, whether pursuant to the provisions hereof or otherwise; or

(iii)Any action taken by Landlord or its partners, principals, members, officers, agents, employees, or servants, which is intended to mitigate the adverse effects of any breach of this Lease by Tenant, including, without limitation, any action taken to maintain and preserve the Leased Premises on any action taken to relet the Leased Premises or any portion thereof for the account at Tenant and in the name of Tenant.
(c)In the event Tenant breaches this Lease and abandons the Leased Premises, Landlord may terminate this Lease, but this Lease shall not terminate unless Landlord gives Tenant written notice of termination. If Landlord does not terminate this Lease by giving written notice of termination, Landlord may enforce all its rights and remedies under this Lease, including the right and remedies provided by California Civil Code Section 1951.4 (“lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations”), as in effect on the Effective Date of this Lease.
(d)In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord’s election, to the rights and remedies provided in California Civil Code Section 1951.2, as in effect on the Effective Date of this Lease. For purposes of computing damages pursuant to Section 1951.2, an interest rate equal to the Default Interest Rate shall be used. Such damages shall include, without limitation:
(i)The worth at the time of the award of the unpaid rent which had been earned at the time of termination; plus
(ii)The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iii)The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco, at the time of award plus one percent; plus
(iv)Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom, including without limitation, the following: (i) expenses for cleaning, repairing or restoring the Leased Premises, (ii) to the extent allocable to the remainder of the Lease Term, expenses for altering, remodeling or otherwise improving the Leased Premises for the purpose of reletting, including removal of existing leasehold improvements and/or installation of additional leasehold improvements (regardless of how the same is funded, including reduction of rent, a direct payment or allowance to a new tenant, or otherwise), advertising costs and other expenses of reletting the Leased Premises; (iii) expenses incurred in removing, disposing of and/or storing any of Tenant’s personal property, inventory or trade fixtures remaining therein; (iv) reasonable attorney’s fees, expert witness fees, court costs and other reasonable expenses incurred by Landlord (but not limited to taxable costs) in retaking possession of the Leased Premises, establishing damages hereunder, and releasing the Leased Premises; and (v) any other expenses, costs or damages otherwise incurred or suffered as a result of Tenant’s default.
(e)Landlord may recover its reasonable attorney’s fees and costs incurred in enforcing Tenant’s obligations under this Lease, curing any Tenant default, terminating the Lease, and recovering possession of the Leased Premises.
(f)Pursuant to California Code of Civil Procedure Section 1161.1, Landlord may accept a partial payment of Rent after serving a notice pursuant to California Code of Civil Procedure Section 1161, and may without further notice to the Tenant, commence and pursue an action to recover the difference between the amount demanded in that notice and the payment actually received. This acceptance of such a partial payment of Rent does not constitute a waiver of any rights, including any right the Landlord may have to recover possession of the Leased Premises. Further, Landlord and Tenant agree that any notice given by Landlord pursuant to Paragraph 12.1 of this Lease shall not satisfy the requirements for notice under California Code of Civil Procedure Section 1161, and Landlord shall also be required to give the notice required by Law in order to commence an unlawful detainer proceeding.
12.3    Landlord’s Default And Tenant’s Remedies. In the event Landlord fails to perform its obligations under this Lease, Landlord shall nevertheless not be in default under the terms of this Lease until such time as Tenant shall have first given Landlord written notice specifying the nature of such failure to perform its obligations, and then only after Landlord shall have had thirty (30) days following its receipt of such notice within which to perform such obligations; provided that, if longer than thirty

(30) days is reasonably required in order to perform such obligations, Landlord shall have such longer period. In the event of Landlord’s default as above set forth, then, and only then, Tenant may then proceed in equity or at law to compel Landlord to perform its obligations and/or to recover damages proximately caused by such failure to perform (except as and to the extent Tenant has waived its right to damages as provided in this Lease).
12.4    Limitation Of Tenant’s Recourse. Tenant’s sole recourse against Landlord shall be to Landlord’s interest in the Project and the revenues, insurance proceeds and condemnation awards therefrom; provided, however, that in no event shall Tenant have recourse to any sums distributed to Landlord’s members or manager(s) in the ordinary course of business (including but not limited to sale or refinancing proceeds distributed upon a sale or refinancing, as applicable). If Landlord is a corporation, trust, partnership, joint venture, limited liability company, unincorporated association, or other form of business entity, Tenant agrees that (i) the obligations of Landlord under this Lease shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, managers, owners, stockholders, or other principals of such business entity, and (ii) Tenant shall have recourse only to the interest of such corporation, trust, partnership, joint venture, limited liability company, unincorporated association, or other form of business entity in Landlord’s interest in the Project and the revenues, insurance proceeds and condemnation awards therefrom; provided, however, that in no event shall Tenant have recourse to any sums distributed to Landlord’s members or manager(s) in the ordinary course of business (including but not limited to sale or refinancing proceeds distributed upon a sale or refinancing, as applicable) for the satisfaction of such obligations and not against the assets of such officers, directors, trustees, partners, joint venturers, members, managers, owners, stockholders or principals. Additionally, if Landlord is a partnership or limited liability company, then Tenant covenants and agrees:
(a)No partner, manager, or member of Landlord shall be sued or named as a party in any suit or action brought by Tenant with respect to any alleged breach of this Lease (except to the extent necessary to secure jurisdiction over the partnership or limited liability company and then only for that sole purpose);
(b)No service of process shall be made against any partner, manager, or member of Landlord except for the sole purpose of securing jurisdiction over the partnership or limited liability company; and
(c)No writ of execution will ever be levied against the assets of any partner, manager, or member of Landlord other than to the extent of his or her interest in the assets of the partnership or limited liability company constituting Landlord.
Tenant further agrees that each of the foregoing covenants and agreements shall be enforceable by Landlord and by any partner or manager or member of Landlord and shall be applicable to any actual or alleged misrepresentation or nondisclosure made regarding this Lease or the Leased Premises or any actual or alleged failure, default or breach of any covenant or agreement either expressly or implicitly contained in this Lease or imposed by statute or at common law.
12.5    Tenant’s Waiver. Landlord and Tenant agree that the provisions of Paragraph 12.3 above are intended to supersede and replace the provisions of California Civil Code Sections 1932(1), 1941 and 1942, and accordingly, Tenant hereby waives the provisions of California Civil Code Sections 1932(1), 1941 and 1942 and/or any similar or successor law regarding Tenant’s right to terminate this Lease or to make repairs and deduct the expenses of such repairs from the rent due under this Lease.
ARTICLE 13
GENERAL PROVISIONS
13.1    Taxes On Tenant’s Property. Tenant shall pay before delinquency any and all taxes, assessments, license fees, use fees, permit fees and public charges of whatever nature or description levied, assessed or imposed against Tenant or Landlord by a governmental agency arising out of, caused by reason of or based upon Tenant’s estate in this Lease, Tenant’s ownership of property, improvements made by Tenant to the Leased Premises or the Common Areas, improvements made by Landlord for Tenant’s use within the Leased Premises or the Common Areas, Tenant’s use (or estimated use) of public facilities or services or Tenant’s consumption (or estimated consumption) of public utilities, energy, water or other resources (collectively, “Tenant’s Interest”). Upon demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments. If any such taxes, assessments, fees or public charges are levied against Landlord, Landlord’s property, the Building, the Property, or the Project, or if the assessed value of the Building, the Property, or the Project is increased by the inclusion therein of a value placed upon Tenant’s Interest, regardless of the validity thereof, Landlord shall have the right to require Tenant to pay such taxes, and if not paid and satisfactory evidence of payment delivered to Landlord at least ten (10) days prior to delinquency, then Landlord shall have the right to pay such taxes on Tenant’s behalf and to invoice Tenant for the same, in either case whether before or after the expiration or earlier termination of the Lease Term. Tenant shall, within the earlier to occur of (a) thirty (30) days of the date it receives an invoice from Landlord setting forth the amount of such taxes, assessments, fees, or public charge so levied, or (b) the due date of such invoice, pay to Landlord, as Additional Rent, the amount set forth in such invoice. Tenant shall have the right to bring suit in any court of competent jurisdiction to recover from the taxing authority the amount of any such taxes, assessments, fees or public charges so paid.
13.2    Holding Over. This Lease shall terminate without further notice on the Lease Expiration Date (as set forth in Article 1). Any holding over by Tenant after expiration of the Lease Term shall neither constitute a renewal nor extension of this Lease nor give Tenant any rights in or to the Leased Premises except as expressly provided in this Paragraph. Any such holding over shall be construed to be a tenancy from month to month, on the same terms and conditions herein specified insofar as applicable, except that the Base Monthly Rent shall be increased to an amount equal to one hundred twenty-five percent (125%) of the Monthly Base Rent for the last month immediately preceding such holding over for the first ninety (90) days of any such holding over, and thereafter one hundred fifty percent (150%) of the Base Monthly Rent payable during the last full month immediately preceding such holding over. Without limiting the foregoing, in the event of a holding over to which Landlord has consented, any rights of Landlord or obligations of Tenant set forth in this Lease and purporting to apply during the term of this Lease, shall nonetheless also be deemed to apply during any such hold over period. Tenant acknowledges that if Tenant holds over without Landlord’s consent, such holding over may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Leased Premises.
Therefore, in the event Tenant does not vacate the Leased Premises in accordance with the terms of this Paragraph 13.2 on or before the expiration of the Lease Term (or the expiration of a holdover term, if applicable) after receiving at least ninety (90) days’ advance written notice from Landlord, delivered not earlier than the expiration of the Lease Term, demanding that Tenant vacate the Leased Premises and otherwise satisfying the requirements set forth below (a “Vacation Notice”), Tenant shall be liable for all damages (including attorneys’ fees and expenses) of whatever type (including consequential damages) incurred by Landlord as a result of such holding over, and Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims resulting from such failure to vacate, including, without limiting the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any losses suffered by Landlord, including lost profits, resulting from such failure to surrender. The Vacation Notice shall specifically refer to this Lease and the address of the Building, and shall include (on the first page of the Vacation Notice) the following language in bold, capitalized font: “NOTICE: UNDER PARAGRAPH 13.2 OF THE LEASE, TENANT’S FAILURE TO VACATE THE LEASED PREMISES BY THE DATE SET FORTH HEREIN MAY RESULT IN SIGNIFICANT DAMAGES TO LANDLORD, INCLUDING CONSEQUENTIAL DAMAGES.”
13.3    Subordination To Mortgages. This Lease is subject to and subordinate to all ground leases, mortgages and deeds of trust which affect the Building, the Property, or the Project and which are of public record as of the Effective Date of this Lease, and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding the foregoing, on or about the Effective Date of this Lease, Landlord, Tenant, and Landlord’s Lender will enter into a subordination agreement in the form attached to this Lease as Exhibit G. However, if the lessor under any such ground lease or any lender holding any such mortgage or deed of trust shall advise Landlord that it desires or requires this Lease to be made prior and superior thereto, then, upon written request of Landlord to Tenant, Tenant shall promptly execute, acknowledge and deliver any and all customary or reasonable documents or instruments which Landlord and such lessor or lender deems necessary or desirable to make this Lease prior thereto. Tenant hereby consents to Landlord’s ground leasing the land underlying the Building, the Property, or the Project and/or encumbering the Building, the Property, or the Project as security for future loans on such terms as Landlord shall desire, all of which future ground leases, mortgages or deeds of trust shall be subject to and subordinate to this Lease. However, if any lessor under any such future ground lease or any lender holding such future mortgage or deed of trust shall desire or require that this Lease be made subject to and subordinate to such future ground lease, mortgage or deed of trust, then Tenant agrees, within ten (10) days after Landlord’s written request therefor, to execute, acknowledge and deliver to Landlord any and all documents or instruments reasonably requested by Landlord or by such lessor or lender to assure the subordination of this Lease to such future ground lease, mortgage or deed of trust, but only if such lessor or lender agrees to execute an a subordination, non-disturbance and attornment agreement in the form attached to this Lease as Exhibit G or such other form as any such lessor or lender may reasonably require (an “SNDA”) and acceptable to Tenant in its reasonable discretion (and Tenant agrees that any concept included in such alternate form which is substantially similar to a concept included in Exhibit G shall be acceptable). Tenant’s failure to execute and deliver such documents or instruments within ten (10) days after Landlord’s request therefor shall be a material default by Tenant under this Lease, and no further notice shall be required under Paragraph 12.1(c) or any other provision of this Lease, and Landlord shall have all of the rights and remedies available to Landlord as Landlord would otherwise have in the case of any other material default by Tenant, it being agreed and understood by Tenant that Tenant’s failure to so deliver such documents or instruments in a timely manner could result in Landlord being unable to perform committed obligations to other third parties which were made by Landlord in reliance upon this covenant of Tenant.
Tenant hereby agrees, concurrently with Tenant’s execution of this Lease, to execute and deliver to Landlord an SNDA substantially in the form of Exhibit G attached hereto, and Landlord agrees to cause Landlord’s existing mortgage lender to execute, have acknowledged, and either (a) have the same recorded in the Official Records of Santa Clara County, or (b) deliver a complete original of the same to Tenant.
13.4    Tenant’s Attornment Upon Foreclosure. Tenant shall, upon request, attorn (i) to any purchaser of the Building, the Property, or the Project at any foreclosure sale or private sale conducted pursuant to any security instruments encumbering the Building, the Property, or the Project, (ii) to any grantee or transferee designated in any deed given in lieu of foreclosure of any security interest encumbering the Building, the Property, or the Project, or (iii) to the lessor under an underlying ground lease of the land underlying the Building, the Property, or the Project, should such ground lease be terminated; provided that such purchaser, grantee or lessor recognizes Tenant’s rights under this Lease.
13.5    Mortgagee Protection. Tenant will give copies of any written default notice sent to Landlord by registered mail to any Lender or lessor under any underlying ground lease who shall have requested, in writing, to Tenant that it be provided with such notice, and Tenant shall offer such Lender or lessor a reasonable opportunity to cure the default, including time to obtain possession of the Leased Premises by power of sale if reasonably necessary to effect a cure.
13.6    Estoppel Certificate. Tenant will, following any request by Landlord, promptly execute and deliver to Landlord an estoppel certificate substantially in form attached as Exhibit H, (i) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which the rent and other charges are paid in advance, if any, (iii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iv) certifying such other information about this Lease as may be reasonably requested by Landlord, its Lender or prospective lenders, investors or purchasers of the Building, the Property, or the Project. Tenant’s failure to execute and deliver such estoppel certificate within ten (10) days after Landlord’s request therefor shall be a material default by Tenant under this Lease, and no further notice shall be required under Paragraph 12.1(c) or any other provision of this Lease, and Landlord shall have all of the rights and remedies available to Landlord as Landlord would otherwise have in the case of any other material default by Tenant, it being agreed and understood by Tenant that Tenant’s failure to so deliver such estoppel certificate in a timely manner could result in Landlord being unable to perform committed obligations to other third parties which were made by Landlord in reliance upon this covenant of Tenant. Landlord and Tenant intend that any statement delivered pursuant to this paragraph may be relied upon by any Lender or purchaser or prospective Lender or purchaser of the Building, the Property, or any interest in them.
13.7    Tenant’s Financial Information. Tenant shall, within ten (10) days after Landlord’s request therefor, deliver to Landlord a copy of Tenant’s (and any guarantor’s) current audited financial statements (including a balance sheet, income statement and statement of cash flow, all prepared in accordance with GAAP); provided, however, that as long as the common stock of Tenant (or its assigns permitted pursuant to this Lease or otherwise approved by Landlord in writing) is publicly-traded on a United States national stock exchange, and such information is available as part of Tenant’s or such Permitted Assignee’s 10-K or 10-Q report filings on the SEC’s Edgar website, then such requirement shall be fulfilled by such filings. Landlord shall be entitled to disclose such financial statements or other information to its Lender, to any present or prospective principal of or investor in Landlord, or to any prospective Lender or purchaser of the Building, the Property, or any portion thereof or interest therein. Any such financial statement or other information (other than those available on the SEC’s Edgar website) shall be confidential and shall not be disclosed by Landlord to any third party except as specifically provided in this paragraph, unless the same becomes a part of the public domain without the fault of Landlord.
13.8    Transfer By Landlord. Landlord and its successors in interest shall have the right to transfer their interest in the Building, the Property, or any portion thereof at any time and to any person or entity. In the event of any such transfer, the Landlord originally named herein (and in the case of any subsequent transfer, the transferor), from the date of such transfer, shall be automatically relieved, without any further act by any person or entity, of all liability for (i) the performance of the obligations of the Landlord hereunder which may accrue after the date of such transfer, and (ii) repayment of any unapplied portion of any security deposit (upon transferring or crediting the same to the transferee), and (iii) the performance of the obligations of the Landlord hereunder which have accrued before the date of transfer if its transferee agrees to assume and perform all such prior obligations of the Landlord hereunder. Tenant shall attorn to any such transferee. After the date of any such transfer, the term “Landlord” as used herein shall mean the transferee of such interest in the Building, the Property, or the Project.
13.9    Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, delay in obtaining approvals, building permits and certificates of occupancy within normal time frames, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.
13.10    Notices. Any notice required or permitted to be given under this Lease other than statutory notices shall be in writing and (i) personally delivered, (ii) sent by United States mail, registered or certified mail, postage prepaid, return receipt requested, or (iii) sent by Federal Express or similar nationally recognized overnight courier service, and in all cases addressed as follows, and such notice shall be deemed to have been given upon the date of actual receipt or delivery (or refusal to accept delivery) at the address specified below (or such other addresses as may be specified by notice in the foregoing manner) as indicated on the return receipt or air bill:
If to Landlord:            Santa Clara Campus Property Owner I LLC
490 California Avenue
4th Floor
Palo Alto, California 94306
Attention: Henry Bullock/Richard Holmstrom

with a copy to:            Mintz Levin Cohn Ferris Glovsky and Popeo PC
44 Montgomery Street, 36th Floor
San Francisco, California 94104
Attention: Paul Churchill

If to Tenant:            Palo Alto Networks, Inc.
4401 Great America Parkway
Santa Clara, California 95054
Attention: General Counsel

Any notice given in accordance with the foregoing shall be deemed received upon actual receipt or refusal to accept delivery. Any notice required by statute and not waived in this Lease shall be given and deemed received in accordance with the applicable statute or as otherwise provided by law.
13.11    Attorneys’ Fees and Costs. In the event any party shall bring any action, arbitration, or other proceeding alleging a breach of any provision of this Lease, or a right to recover rent, to terminate this Lease, or to enforce, protect, interpret, determine, or establish any provision of this Lease or the rights or duties hereunder of either party, the prevailing party shall be entitled to recover from the non-prevailing party as a part of such action or proceeding, or in a separate action for that purpose brought within one year from the determination of such proceeding, reasonable attorneys’ fees, expert witness fees, court costs and reasonable disbursements, made or incurred by the prevailing party.
13.12    Definitions. Any term that is given a special meaning by any provision in this Lease shall, unless otherwise specifically stated, have such meaning wherever used in this Lease or in any Addenda or amendment hereto. In addition to the terms defined in Article 1, the following terms shall have the following meanings:
(a)    Real Property Taxes. The term “Real Property Tax” or “Real Property Taxes” shall each mean Tenant’s Building Share of the following (to the extent applicable to any portion of the Lease Term, regardless of when the same are imposed, assessed, levied, or otherwise charged): (i) all taxes, assessments, levies and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay any general or special assessments for public improvements and any increases resulting from reassessments caused by any change in ownership or new construction), now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed for whatever reason against the Property or any portion thereof, or Landlord’s interest herein, or the fixtures, equipment and other property of Landlord that is an integral part of the Property and located thereon, or Landlord’s business of owning, leasing or managing the

Property or the gross receipts, income or rentals from the Property, (ii) all charges, levies or fees imposed by any governmental authority against Landlord by reason of or based upon the use of or number of parking spaces within the Property, the amount of public services or public utilities used or consumed (e.g. water, gas, electricity, sewage or waste water disposal) at the Property, the number of persons employed by tenants of the Property, the size (whether measured in area, volume, number of tenants or whatever) or the value of the Property, or the type of use or uses conducted within the Property, and all costs and fees (including attorneys’ fees) reasonably incurred by Landlord in contesting any Real Property Tax and in negotiating with public authorities as to any Real Property Tax. In the event the Project is developed in a manner which results in separate legal parcels comprising some or all of the Common Areas, then with respect to those Common Area parcels, Real Property Taxes shall be calculated using Tenant’s Project Share (as opposed to Tenant’s Building Share). If, at any time during the Lease Term, the taxation or assessment of the Property prevailing as of the Effective Date of this Lease shall be altered so that in lieu of or in addition to any the Real Property Tax described above there shall be levied, awarded or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate, substitute, or additional use or charge (i) on the value, size, use or occupancy of the Property or Landlord’s interest therein or (ii) on or measured by the gross receipts, income or rentals from the Property, or on Landlord’s business of owning, leasing or managing the Property or (iii) computed in any manner with respect to the operation of the Property, then any such tax or charge, however designated, shall be included within the meaning of the terms “Real Property Tax” or “Real Property Taxes” for purposes of this Lease. Notwithstanding the foregoing, the terms “Real Property Tax” or “Real Property Taxes” shall not include and Tenant shall not be required to pay any portion of any tax or assessment expense or any increase therein (a) attributable to estate, inheritance, transfer, gift or franchise taxes of Landlord or the federal or state income tax imposed on Landlord’s income from all sources; or (c) imposed on land and improvements other than the Project or the Common Areas. In addition, if any Real Property Taxes may be paid in installments at the option of the taxpayer, then Landlord shall include within Real Property Taxes only those installments (including interest, if any) which would become due by exercise of such option. If the cafeteria and fitness center are used only by certain tenants of the Project or Property, then Landlord shall have the right to allocate Real Property Taxes attributable to such cafeteria and fitness center solely to those tenants who have access to the cafeteria and fitness center.
(b)    Landlord’s Insurance Costs    . The term “Landlord’s Insurance Costs” shall mean (to the extent applicable to any portion of the Lease Term, regardless of when the same are incurred):
(i)Tenant’s Building Share of the costs to Landlord to carry and maintain the policies of fire and property damage insurance for the Building and general liability and any other insurance required or permitted to be carried by Landlord pursuant to Article 9, together with any deductible amounts paid by Landlord upon the occurrence of any insured casualty or loss; plus
(ii)without duplication of amounts payable pursuant to subparagraph (i) above, to the extent any of the insurance policies carried by Landlord are specific to the Project as a whole (as opposed to the Building or the Property), then, Tenant’s Project Share of the costs to Landlord to carry and maintain the policies of fire and property damage insurance for the Project (as opposed to just the Building or the Property) and general liability and any other insurance required or permitted to be carried by Landlord pursuant to Article 9 which is applicable to the Project (as opposed to just the Building or the Property), together with any deductible amounts paid by Landlord upon the occurrence of any insured casualty or loss;
provided, however, that to the extent any deductible amounts or any uninsured amounts relate to damage to improvements the repair, replacement, or reconstruction of which would constitute a capital repair or replacement under GAAP, then the amount thereof (including related softs costs) shall be amortized by Landlord over the useful life of the applicable repaired or replaced (or reconstructed) improvements, as such useful life is set forth on Exhibit K attached hereto, including interest at the Standard Interest Rate, and the monthly amortized cost of such repairs or replacements as so amortized shall be considered a Property Maintenance Cost. If Exhibit K does not list the useful life of a particular item of repair, replacement, or reconstruction, then such useful life shall be determined by Landlord and Tenant, or their accountants, in accordance with GAAP.
(c)    Property Maintenance Costs. The term “Property Maintenance Costs” shall mean (to the extent applicable to any portion of the Lease Term, regardless of when the same are incurred):
(i)monthly professional management fees equal to 2% of Base Monthly Rent, plus Tenant’s Building Share of all other costs and expenses (except Landlord’s Insurance Costs and Real Property Taxes) paid or incurred by Landlord in protecting, operating, maintaining, repairing and preserving the Buildings and the Property and all parts thereof, including without limitation, (A) the amortizing portion of any costs incurred by Landlord in the making of any modifications, alterations or improvements required by any governmental authority as set forth in Article 6, which are so amortized during the Lease Term, and (B) such other costs as may be paid or incurred with respect to operating, maintaining, and preserving the Buildings or the Property, such as repairing and resurfacing the exterior surfaces of the Buildings (including roofs), repairing and replacing structural parts of the Buildings, and repairing and replacing, when necessary, electrical, plumbing, and HVAC systems serving the Buildings; plus
(ii)without limitation or duplication of the foregoing, Tenant’s Project Share of all costs and expenses (except Landlord’s Insurance Costs and Real Property Taxes) paid or incurred by Landlord in protecting, operating, maintaining, repairing and preserving the Project (as opposed to just the Buildings or the Property) and all parts thereof (excluding the Buildings and the Other Buildings); plus
(iii)costs of maintaining, repairing, and operating the cafeteria and fitness center (whether payable directly by Landlord or as a levy, charge, or reimbursement pursuant to Restrictions) and, notwithstanding any contrary allocation pursuant to Tenant’s Project Share, shall be allocated among the Building, Other Buildings, and any additional buildings in the Project that have the use of the cafeteria and fitness center, and any buildings that do not have the use of such cafeteria and fitness center shall be excluded from such allocation; plus
(iv)without limitation or duplication of the foregoing, Tenant’s Project Share of all costs and expenses paid or incurred by Landlord for transportation management efforts at the Project.
(d)    Property Operating Expenses. The term “Property Operating Expenses” shall mean and include all Real Property Taxes, plus all Landlord’s Insurance Costs, plus all Property Maintenance Costs. If the occupancy of the Building or Project, during any calendar year is less than ninety-five percent (95%), Landlord shall make adjustments to the variable components of Property Operating Expenses for that calendar year, as reasonably determined by Landlord to determine the amount of Property Operating Expenses that would have been incurred had the Building and Project been ninety-five percent (95%) occupied. Such adjusted variable components of Property Operating Expenses will be considered to have been the amount of Property Operating Expenses for that calendar year for reimbursement purposes hereunder. For purposes hereunder, the term “variable components” includes only those components of Property Operating Expenses that are affected by variations in occupancy levels as determined by Landlord. Notwithstanding the foregoing provisions of this Paragraph 13.12, the following are specifically excluded from the definition of Property Operating Expenses and Tenant shall have no obligation to pay directly or reimburse Landlord for all or any portion of the following except to the extent any of the following result from the failure of Tenant to comply with the terms of this Lease: (a) costs occasioned by casualties or by the exercise of the power of eminent domain; (b) costs of any renovation, improvement, painting or redecorating of any portion of the Project outside the Property not available for Tenant’s use or enjoyment; (d) costs incurred in connection with negotiations or disputes with any other occupant of the Project; (e) costs incurred in connection with the presence of any Hazardous Material, except to the extent caused by the release of the Hazardous Material in question by Tenant or any of the Tenant Parties; (f) interest, charges and fees incurred on debt; (g) expense reserves; (h) costs of any repair, maintenance, construction, replacement or alteration of any Other Buildings, except to the extent such costs relate to the cafeteria and fitness center, (l) operating costs and other charges related to any other amenities buildings located outside the Property and serving the Project, and (m) co-insurance payments resulting from the failure of Landlord to maintain any insurance which it is obligated to maintain pursuant to this Lease.
(e)    Law. The term “Law” or “Laws” shall mean any judicial decisions and any statute, constitution, ordinance, resolution, regulation, rule, code, administrative order, condition of approval, or other requirements of any municipal, county, state, federal, or other governmental agency or authority having jurisdiction over the parties to this Lease, the Leased Premises, the Building, the Property, or the Project, or any of them, in effect either at the Effective Date of this Lease or at any time during the Lease Term, including, without limitation, any regulation, order, or policy of any quasi-official entity or body (e.g. a board of fire examiners or a public utility or special district). Except to the extent otherwise expressly provided in this Lease, to the extent any Law or Restriction places limits on the Building or any portion thereof, or on the Property or the Project or any portion thereof, such limits shall be equitably allocated to the Leased Premises pro rata in the same proportion that the rentable square footage of the Leased Premises bears to the rentable square footage of the applicable Building or portion thereof, or the Property or the Project or portion thereof, as applicable.
(f)    Lender. The term “Lender” shall mean the holder of any promissory note or other evidence of indebtedness secured by the Property or any portion thereof.

(g)    Rent. The term “Rent” shall mean collectively Base Monthly Rent and all Additional Rent.
(h)    Restrictions. The term “Restrictions” shall mean (as they may exist from time to time) any and all covenants, conditions and restrictions, private agreements, easements, and any other recorded documents or instruments affecting the use of the Property, the Building, the Leased Premises, or the Common Areas.
13.13    General Waivers. One party’s consent to or approval of any act by the other party requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the first party’s consent to or approval of any subsequent similar act by the other party. No waiver of any provision hereof, or any waiver of any breach of any provision hereof, shall be effective unless in writing and signed by the waiving party. The receipt by Landlord of any rent or payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach. No waiver of any provision of this Lease shall be deemed a continuing waiver unless such waiver specifically states so in writing and is signed by both Landlord and Tenant. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.
13.14    Miscellaneous. Should any provisions of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provisions hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. Any copy of this Lease which is executed by the parties shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. The term “party” shall mean Landlord or Tenant as the context implies. If Tenant consists of more than one person or entity, then all members of Tenant shall be jointly and severally liable hereunder. If this Lease is signed by an individual "doing business as " or "dba" another person or entity or entity name, the individual who signs this Lease will be deemed to be the Tenant hereunder for all purposes. Submission of this Lease for review, examination or signature by Tenant does not constitute an offer to lease, a reservation of or an option for lease, or a binding agreement of any kind, and notwithstanding any inconsistent language contained in any other document, this Lease is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant, and prior to such mutual execution and delivery, neither party shall have any obligation to negotiate and may discontinue discussions and negotiations at any time for any reason or no reason. This Lease shall be construed and enforced in accordance with the Laws of the State in which the Leased Premises are located. The headings and captions in this Lease are for convenience only and shall not be construed in the construction or interpretation of any provision hereof. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership, corporation, limited liability company, joint venture, or other form of business entity, and the singular includes the plural. The terms “must,” “shall,” “will,” and “agree” are mandatory. The term “may” is permissive. The term “governmental agency” or “governmental authority” or similar terms shall include, without limitation, all federal, state, city, local and other governmental and quasi-governmental agencies, authorities, bodies, boards, etc., and any party or parties having enforcement rights under any Restrictions. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. Where Landlord’s consent is required hereunder, it shall be reasonable for any such consent to be withheld until Landlord’s receipt of the consent of any Lender, if and to the extent Landlord is required to obtain such Lender’s consent. Landlord and Tenant shall both be deemed to have drafted this Lease, and the rule of construction that a document is to be construed against the drafting party shall not be employed in the construction or interpretation of this Lease. Where Tenant is obligated not to perform any act or is not permitted to perform any act, Tenant is also obligated to restrain any others reasonably within its control, including agents, invitees, contractors, subcontractors and employees, from performing such act. Landlord shall not become or be deemed a partner or a joint venturer with Tenant by reason of any of the provisions of this Lease. Whenever this Lease requires an approval, consent, selection or judgment by either Landlord or Tenant, unless another standard is expressly set forth, such approval, consent, selection or judgment shall be reasonable and shall not be unreasonably withheld or delayed. Any expenditure by a party permitted or required under this Lease, for which such party demands reimbursement from the other party, shall be limited to the market cost of the goods and services involved, shall be reasonably incurred, and shall be substantiated by documentary evidence available for inspection and review by the other party. At Tenant’s request, Landlord shall execute a Memorandum of Lease with respect to this Lease in a form reasonably satisfactory to Landlord and Tenant, and shall cause the same to be recorded in the Official Records of Santa Clara County, California.

13.15    Further Development and Subdivision. Notwithstanding anything to the contrary contained herein, Landlord itself and through its agents, employees and contractors shall be entitled to sell one or more parcels or buildings located on the Project, and to further improve the Project, including by constructing additional buildings and a parking structure, in the event that Landlord or its affiliate has or obtains the legal right to further develop the Project, either alone or in connection with acquiring property adjacent to the Project. Such sale and development efforts by Landlord may include, without limitation, the temporary relocation, restriping, or reconfiguration of the parking areas, application for building permits, use permits, and other development approvals, parcelization, lot combination or merger, or lot line adjustment of the Property or Project, the construction of buildings and parking structures, and the reconfiguration of parking areas(provided that there shall be no decrease in the number of parking spaces to which Tenant is entitled and such relocated exclusive spaces shall be a similar approximate distance or less from the Building as the exclusive parking spaces provided to other occupants of the Building). Tenant agrees to execute such reasonable documents and take such actions as reasonably necessary to assist Landlord with such efforts and actions, provided such documents do not materially increase Tenant’s obligations or materially diminish Tenant’s rights under the Lease. In no event shall Tenant be required to relocate from the Leased Premises, either permanently or on a temporary basis, to accommodate such development activity. Tenant agrees that such efforts and actions of Landlord shall not constitute constructive eviction of Tenant from the Project, the Property, or the Leased Premises. Following any development, parcelization, lot combination or merger, or lot line adjustment of the Property or the Project, Landlord and Tenant agree to amend this Lease to conform the descriptions of the Property, Project, Site Plan, and Common Areas, and (subject to there being no decrease in the number of parking spaces to which Tenant is entitled) the parking areas contained herein, to the development, parcelization, lot combination or merger, lot line adjustment, or reconfiguration. Landlord agrees to use commercially reasonable efforts to minimize the disruption of Tenant’s use of the Leased Premises, the Building, the Common Areas and the Project to the extent reasonable, given Landlord’s efforts and actions described herein. In connection with any sale or subdivision of a portion of the Project, Landlord may amend the description of the Common Areas, so long as Tenant’s access to the Leased Premises is not materially adversely affected and so long as Tenant’s parking allocation under Article 1 hereof is not reduced thereby. In the event of any such sales or further development by Landlord which affect the rentable square footage of the Project, Tenant’s Project Share shall be adjusted accordingly to take into account the effect of any such development or sale of the Property or Project.
13.16    Patriot Act Compliance.
(a)Tenant will use its good faith and commercially reasonable efforts to comply with the Patriot Act (as defined below) and all applicable requirements of governmental authorities having jurisdiction over Tenant, the Property, or the Project, including those relating to money laundering and terrorism. Landlord shall have the right to audit Tenant’s compliance with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Tenant, the Property, or the Project, including those relating to money laundering and terrorism. In the event that Tenant fails to comply with the Patriot Act or any such requirements of governmental authorities, then Landlord may, at its option, cause Tenant to comply therewith and any and all reasonable costs and expenses incurred by Landlord in connection therewith shall be deemed Additional Charges and Rent and shall be immediately due and payable. For purposes hereof, the term “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
(b)Neither Tenant nor, to Tenant’s actual knowledge, any partner in Tenant (a) is listed on any Government Lists (as defined below), (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (as defined below), or (d) is currently under investigation by any governmental authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (i) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC or pursuant to any Executive Order of the President of the United States of America.

ARTICLE 14
LEGAL AUTHORITY
BROKERS AND ENTIRE AGREEMENT
14.1    Legal Authority. If Tenant or any entity constituting Tenant is a corporation, limited partnership, limited liability company, or other legal entity, Tenant represents and warrants that Tenant is validly formed and duly authorized and existing, that Tenant is qualified to do business in the State in which the Leased Premises are located, that Tenant has the full right and legal authority to enter into this Lease, and that each individual executing this Lease on behalf of Tenant is duly authorized to execute and deliver this Lease on behalf of Tenant in accordance with its terms. Tenant shall, within three (3) business days after the later of (i) the execution of this Lease and (ii) the satisfaction of the Adjacent Property Condition Precedent (defined below), deliver to Landlord a certified copy of the resolution of its board of directors (if a corporation), members and manager(s) (if a limited liability company), or partners (if a limited partnership), authorizing or ratifying the execution of this Lease.
14.2    Brokerage Commissions.
(a)Tenant represents, warrants and agrees that it has not had any dealings with any real estate broker(s), leasing agent(s), finder(s) or salesmen, other than the Brokers (as named in Article 1) with respect to the lease by it of the Leased Premises pursuant to this Lease, and that it will indemnify, defend with competent counsel, and hold Landlord harmless from any liability for the payment of any real estate brokerage commissions, leasing commissions or finder’s fees claimed by any other real estate broker(s), leasing agent(s), finder(s), or salesmen to be earned or due and payable by reason of Tenant’s agreement or promise (implied or otherwise) to pay (or to have Landlord pay) such a commission or finder’s fee by reason of its leasing the Leased Premises pursuant to this Lease.
(b)Landlord represents, warrants and agrees that it has not had any dealings with any real estate broker(s), leasing agent(s), finder(s) or salesmen, other than the Brokers (as named in Article 1) with respect to the lease by it of the Leased Premises pursuant to this Lease, and that it will indemnify, defend with competent counsel, and hold Tenant harmless from any liability for the payment of any real estate brokerage commissions, leasing commissions or finder’s fees claimed by any other real estate broker(s), leasing agent(s), finder(s), or salesmen to be earned or due and payable by reason of Landlord’s agreement or promise (implied or otherwise) to pay (or to have Tenant pay) such a commission or finder’s fee by reason of its leasing the Leased Premises pursuant to this Lease.
(c)Landlord shall be responsible for payment to Landlord’s Broker of a commission only if, as, and when the same is becomes due and payable pursuant to that Exclusive Leasing Agreement dated January 31, 2013, between Landlord and Landlord’s Broker (the “Listing Broker Agreement”).
(d)Landlord shall be responsible for payment to Tenant’s Broker of a commission only if, as, and when the same becomes due and payable pursuant to that certain letter agreement dated April 3, 2015 between Landlord and Tenant’s Broker (the “Procuring Broker Agreement”).
(e)Notwithstanding any provision of this Lease to the contrary, Landlord is not obligated to pay any leasing commission or compensation of any kind or type in connection with an extension of the term of this Lease, an expansion of the Leased Premises, a lease or sublease of any other premises leased by Tenant pursuant to any right of first offer or right of first refusal or other similar right granted to Tenant, unless such obligation is set forth in the Listing Broker Agreement or the Procuring Broker Agreement, as applicable.
14.3    Entire Agreement. This Lease and the Exhibits (as described in Article 1), which Exhibits are by this reference incorporated herein, constitute the entire agreement between the parties, and there are no other agreements, understandings or representations between the parties relating to the lease by Landlord of the Leased Premises to Tenant, except as expressed herein. No subsequent changes, modifications or additions to this Lease shall be binding upon the parties unless in writing and signed by both Landlord and Tenant.
14.4    Landlord’s Representations. Tenant acknowledges that neither Landlord nor any of its agents made any representations or warranties respecting the Property, the Building or the Leased Premises, upon which Tenant relied in entering into the Lease, which are not expressly set forth in this Lease. Tenant further acknowledges that neither Landlord nor any of its agents made any representations as to (i) whether the Leased Premises may be used for Tenant’s intended use under existing Law, or (ii) the suitability of the Leased Premises for the conduct of Tenant’s business, or (iii) the exact square footage of the Leased Premises or the Building, and that Tenant relies solely upon its own investigations with respect to such matters. Tenant expressly waives any and all claims for damage by reason of any statement, representation, warranty, promise or other agreement of Landlord or Landlord’s agent(s), if any, not contained in this Lease or in any Exhibit attached hereto.
ARTICLE 15
OPTIONS TO EXTEND
15.1    Options to Extend - Coterminous Term. So long as Tenant is leasing the entirety of the Leased Premises, Building E, Building F, and Amenities Building H, and subject to the condition set forth below in this paragraph, Tenant shall have one option to extend the term of this Lease for a period commencing on the day immediately following the Expiration Date and expiring on the expiration date of the initial term of the Building F Lease (the “Coterminous Extension Period”). Such option to extend must be exercised by written notice to Landlord given within nine (9) months following the “Lease Commencement Date” of the Building F Lease. If Tenant timely exercises the option for the Coterminous Extension Period, then on the first day of the Coterminous Extension Period and on each one (1) year anniversary thereafter during the Coterminous Extension Period, Base Rent shall increase by 2.5%. Anything herein to the contrary notwithstanding, if Tenant is in default under any of the terms, covenants or conditions of this Lease or the Other Leases beyond applicable notice and cure period, if any, expressly set forth in this Lease or such Other Lease(s), at the time Tenant exercises the foregoing extension option, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate such option to extend upon notice to Tenant. For the avoidance of confusion, the foregoing shall not be read to prevent Tenant from curing the applicable default and then exercising the applicable option to extend once the default is cured if such cure is completed within the applicable cure period, if any, expressly set forth in this Lease.
15.2    Further Options to Extend.
So long as Tenant is leasing the entirety of the Leased Premises and Building E, Building F, and Amenities Building H, and provided that Tenant has timely exercised its option for the Coterminous Extension Period (without such option being terminated by Landlord as set forth in Paragraph 15.1 above), and subject to the conditions set forth below, Tenant shall have three (3) options to extend the term of this Lease, the first for a period of six (6) years from the expiration of the Coterminous Extension Period (the “First Extension Period”), the second (the “Second Extension Period”) for a period of six (6) years from the expiration of the First Extension Period, and the third (the “Third Extension Period”) for a period of six (6) years from the expiration of the Second Extension Period, subject to the following conditions:
(b)Each option to extend pursuant to this Paragraph 15.2 shall be exercised, if at all, by notice of exercise given to Landlord by Tenant not more than twelve (12) months nor less than nine (9) months prior to the expiration of the Coterminous Extension Period or the expiration of the First Extension Period or the Second Extension Period, as applicable;
(c)Tenant shall not have the right to extend the term of this Lease without extending the term of the Building E Lease and the Building F Lease.
(d)Anything herein to the contrary notwithstanding, if Tenant is in default under any of the terms, covenants or conditions of this Lease or the Other Leases beyond applicable notice and cure periods, if any, expressly set forth in this Lease or in such Other Lease(s), at the time Tenant exercises any extension option, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate such option(s) to extend upon notice to Tenant. For the avoidance of confusion, the foregoing shall not be read to prevent Tenant from curing the applicable default and then exercising the applicable option to extend once the default is cured if such cure is completed within the applicable cure period, if any, expressly set forth in this Lease.
15.3    Fair Market Rent. In the event the applicable option is exercised in a timely fashion, the Lease shall be extended for the term of the applicable extension period upon all of the terms and conditions of this Lease, provided that the Base Monthly Rent applicable to each extension period shall be the sum of (a) Tenant’s Amortization Payment, plus (b) 95% of the “Fair Market Rent” for the Leased Premises. For purposes hereof, “Fair Market Rent” shall mean the initial Base Monthly Rent for each extension period and any escalations thereto, as determined with reference to the then-prevailing rates for recently negotiated direct leases (i.e., not subleases) in comparable buildings in the cities of Santa Clara or Sunnyvale and taking into account that this will be a lease renewal rather than a lease origination (but not taking into account Tenant’s furniture, fixtures, or equipment, or any tenant improvements made by Tenant at its sole cost), pursuant to the process described below. No leasing commissions shall be due or payable to any broker retained by Tenant with regard to this Lease for any extension period except (if at all) to the extent set forth in a separate written agreement with Tenant’s broker.

15.4    Tenant’s Election. Within thirty (30) days after receipt of Tenant’s notice of exercise, Landlord shall notify Tenant in writing of Landlord’s estimate of the Base Monthly Rent for the applicable extension period, based on the provisions of Paragraph 15.3 above. Within thirty (30) days after receipt of such notice from Landlord, Tenant shall have the right to (i) accept Landlord’s statement of Base Monthly Rent as the Base Monthly Rent for the applicable extension period; or (ii) elect to arbitrate Landlord’s estimate of Fair Market Rent, such arbitration to be conducted pursuant to the provisions hereof or (iii) withdraw its exercise of the extension option. Failure on the part of Tenant to require arbitration of Fair Market Rent or withdraw its exercise of the extension option within such thirty (30) day period shall constitute acceptance of the Base Monthly Rent for the applicable extension period as calculated by Landlord. If Tenant elects arbitration, the arbitration shall be concluded within ninety (90) days after the date of Tenant’s election, subject to extension for an additional thirty (30) day period if a third arbitrator is required and does not act in a timely manner. To the extent that arbitration has not been completed prior to the expiration of any preceding period for which Base Monthly Rent has been determined, Tenant shall pay Base Monthly Rent at the rate calculated by Landlord, with the potential for an adjustment to be made once Fair Market Rent is ultimately determined by arbitration.
15.5    Rent Arbitration. In the event of arbitration, the judgment or the award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding between the parties. The arbitration shall be conducted and determined in the City and County of Santa Clara in accordance with the then prevailing rules of JAMS or its successor for arbitration of commercial disputes except to the extent that the procedures mandated by such rules shall be modified as follows:
(a)Tenant shall make demand for arbitration in writing within thirty (30) days after service of Landlord’s determination of Fair Market Rent given under Paragraph 15.4 above, specifying therein the name and address of the person to act as the arbitrator on its behalf. The arbitrator shall be qualified as a real estate appraiser familiar with the Fair Market Rent of comparable buildings in the Santa Clara area who would qualify as an expert witness over objection to give opinion testimony addressed to the issue in a court of competent jurisdiction. Failure on the part of Tenant to make a proper demand in a timely manner for such arbitration shall constitute a waiver of the right thereto. Within fifteen (15) days after the service of the demand for arbitration, Landlord shall give notice to Tenant, specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf who shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator, within or by the time above specified, then the arbitrator appointed by Tenant shall be the arbitrator to determine the issue.
(b)In the event that two arbitrators are chosen pursuant to Paragraph 15.5(a) above, the arbitrators so chosen shall, within fifteen (15) days after the second arbitrator is appointed determine the Fair Market Rent. If the two arbitrators shall be unable to agree upon a determination of Fair Market Rent within such fifteen (15) day period, they, themselves, shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Paragraph 15.5(a). In the event they are unable to agree upon such appointment within seven (7) days after expiration of such fifteen (15) day period, the third arbitrator shall be selected by the parties themselves, if they can agree thereon, within a further period of fifteen (15) days. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by the then Presiding Judge of the California Superior Court having jurisdiction over the County of Santa Clara, and the other party shall not raise any question as to such Judge’s full power and jurisdiction to entertain the application for and make the appointment. The three arbitrators shall decide the dispute if it has not previously been resolved by following the procedure set forth below.
(c)Where an issue cannot be resolved by agreement between the two arbitrators selected by Landlord and Tenant or settlement between the parties during the course of arbitration, the issue shall be resolved by the three arbitrators within fifteen (15) days of the appointment of the third arbitrator in accordance with the following procedure. The arbitrator selected by each of the parties shall state in writing his determination of the Fair Market Rent supported by the reasons therefor with counterpart copies to each party. The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions. The role of the third arbitrator shall be to select which of the two proposed resolutions most closely approximates his determination of Fair Market Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The resolution he chooses as most closely approximating his determination shall constitute the decision of the arbitrators and be final and binding upon the parties.
(d)In the event of a failure, refusal or inability of any arbitrator to act, his successor shall be appointed by him, but in the case of the third arbitrator, his successor shall be appointed in the same manner as provided for appointment of the third arbitrator. The arbitrators shall decide the issue within fifteen (15) days after the appointment of the third arbitrator. Any decision in which the arbitrator appointed by Landlord and the arbitrator appointed by Tenant concur shall be binding and conclusive upon the parties. Each party shall pay the fee and expenses of its respective arbitrator and both shall share the fee and expenses of the third arbitrator, if any, and the attorneys’ fees and expenses of counsel for the respective parties and of witnesses shall be paid by the respective party engaging such counsel or calling such witnesses.
(e)The arbitrators shall have the right to consult experts and competent authorities to obtain factual information or evidence pertaining to a determination of Fair Market Rent, but any such consultation shall be made in the presence of both parties with full right on their part to cross examine. The arbitrators shall render their decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this Lease.

ARTICLE 16
TELEPHONE SERVICE
Notwithstanding any other provision of this Lease to the contrary:
(i)Landlord shall have no responsibility for providing to Tenant any telephone equipment, including wiring, within the Leased Premises or for providing telephone service or connections from the utility to the Leased Premises; and
(ii)Landlord makes no warranty as to the quality, continuity or availability of the telecommunications services in the Building, and Tenant hereby waives any claim against Landlord for any actual or consequential damages (including damages for loss of business) in the event Tenant’s telecommunications services in any way are interrupted, damaged or rendered less effective, except to the extent caused by the active gross negligence or willful misconduct of Landlord, its agents or employees. Tenant accepts the telephone equipment (including, without limitation, the intra-building network cable (“INC”)) in its AS-IS condition, and Tenant shall be solely responsible for contracting with a reliable third party vendor to assume responsibility for the maintenance and repair thereof (which contract shall contain provisions requiring such vendor to inspect the INC periodically (the frequency of such inspections to be determined by such vendor based on its experience and professional judgment), and requiring such vendor to meet local and federal requirements for telecommunications material and workmanship). Landlord shall not be liable to Tenant and Tenant waives all claims against Landlord whatsoever, whether for personal injury, property damage, loss of use of the Leased Premises, or otherwise, due to the interruption or failure of telephone services to the Leased Premises. Tenant hereby holds Landlord harmless and agrees to indemnify, protect and defend Landlord from and against any liability for any damage, loss or expense due to any failure or interruption of telephone service to the Leased Premises for any reason. Tenant agrees to obtain loss of rental insurance adequate to cover any damage, loss or expense occasioned by the interruption of telephone service.
(iii)All costs incurred by Landlord for the installation, maintenance, repair and replacement of telephone wiring in the Building, if Landlord in its sole discretion elects to do so, shall be a Property Maintenance Cost.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the respective dates below set forth with the intent to be legally bound thereby as of the Effective Date of this Lease first above set forth.

TENANT: PALO ALTO NETWORKS, INC. , a Delaware corporation
Dated: May 28, 2015	By: /s/ MARK D. MCLAUGHLIN Printed Name: President and CEO Title: President By: /s/ STEFFAN C. TOMLINSON Printed Name: Chief Financial Officer Title: Chief Financial Officer
LANDLORD: SANTA CLARA CAMPUS PROPERTY OWNER I LLC, a Delaware limited liability company

By: Santa Clara Campus Partners LLC,
   a Delaware limited liability company,
   its Sole Member

   By: Menlo Equities Development Company IX LLC,
      a California limited liability company,
      its Manager

      By: Menlo Equities V LLC,
         a California limited liability company,
         its Manager

         By: Menlo Legacy Holdings L.P.,
            a California limited partnership,
            its Managing Member

Dated: May 28, 2015	By: /s/ HENRY D. BULLOCK Henry D. Bullock, President

EXHIBIT A
SITE PLAN

TANNERY WAY
G
E
P1- N
PARKING STRUCTURE
P1- S
PARKING STRUCTURE
P2
H
F
D
A
B
C
GARRETT DRIVE
LAKESIDE DRIVE
SCOTT BLVD

EXHIBIT A-1
MEASUREMENT METHOD

EXHIBIT B
FLOOR PLAN

Building B - 3325 Scott Boulevard - Floorplates

DNUP

Second Floor

DN UP

Third and Fourth Floors

EXHIBIT C
PLANS AND SPECIFICATIONS FOR LANDLORD’S WORK

Building B at 3325 Scott Boulevard
Buildout Specifications for Floors 2-4

•	Open office with 4 conference rooms with glass sidelights and building standard doors.

•	Elevator lobby with overhead elevator smoke doors per code.

•	Open ceiling except conference rooms (2x2 Dunne Second Look).

•	HVAC: Overhead distribution, IDF room split system with 5 tons cooling capacity, new zones for conference rooms, T-stats as required with rigid duct for open ceiling. Tie controls to BMS.

•
Electrical: Power distribution, fire alarm and new lighting, all per new Title 24. Switching, convenience outlets, floor boxes in new conference rooms, junction boxes in the ceiling at 20' for future furniture in the open office area. Standard linear pendant light fixtures which meet Title 24 requirements.

•	Fire Sprinklers: Dropped heads at conference rooms.

•	Drywall (Level 4 finish) all exterior precast walls; core walls and 4 conference room walls.

•	Painting: Painting of all new partitions, existing core partitions, metal deck and fire sprinklers.

•	Carpet: Carpet and rubber base in all new conference rooms, open office area and lobby.

•	Levelor Mark 1 Blinds at exterior windows.

EXHIBIT D
LEASE COMMENCEMENT DATE CERTIFICATE
This LEASE COMMENCEMENT CERTIFICATE (“Certificate”) is made this ____________ day of ____________________, 201_, by and between _____________ (“Landlord”), and ________________, a _______________ (“Tenant”), and is attached to and made a part of that certain Lease dated as of ______________, 201_, by and between Landlord and Tenant (the “Lease”).
Landlord and Tenant hereby acknowledge and agree for all purposes of the Lease that the Lease Commencement Date as defined in Paragraph 2.3 of the Lease is __________, 201_.
IN WITNESS WHEREOF, Landlord and Tenant have executed this Certificate on the date first above written.
LANDLORD:     a ______________________
By:    ____________________
Its:    ____________________

TENANT:    _______________________,
    a ______________________
By:    ____________________
Its:    ____________________

EXHIBIT E
BUILDING SIGNAGE

EXHIBIT F
AVAILABLE ROOFTOP SPACE

EXHIBIT G
SUBORDINATION, NONDISTURBANCE AND ATTORNMENT PROVISIONS
RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

Wells Fargo Bank, National Association
CRE – San Francisco - Gold ([Redacted])
420 Montgomery Street, 6h Floor
San Francisco, CA 94104

Attn: Colleen King
Loan No. [Redacted]

(Space Above For Recorder's Use)

SUBORDINATION AGREEMENT, ACKNOWLEDGMENT OF LEASE ASSIGNMENT, ESTOPPEL, ATTORNMENT AND NON-DISTURBANCE AGREEMENT
(Lease to Security Instrument)

NOTICE:	THIS SUBORDINATION AGREEMENT RESULTS IN YOUR SECURITY INTEREST IN THE PROPERTY BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF SOME OTHER OR LATER SECURITY INSTRUMENT.

THIS SUBORDINATION AGREEMENT, ACKNOWLEDGMENT OF LEASE ASSIGNMENT, ESTOPPEL, ATTORNMENT AND NON-DISTURBANCE AGREEMENT ("Agreement") is made DATE by and between PROPERTY OWNER NAME, A(N) ENTITY TYPE, OWNER(S) OF THE REAL PROPERTY HEREINAFTER DESCRIBED ([[collectively,]] "Mortgagor"), TENANT NAME ("Tenant") and Wells Fargo Bank, National Association (collectively with its successors or assigns, "Lender").

R E C I T A L S

A.
Pursuant to the terms and provisions of a lease dated DATE OF LEASE ("Lease"), Mortgagor granted to Tenant a leasehold estate in and to [[a portion of]] the property described on Exhibit A attached hereto and incorporated herein by this reference (which property, together with all improvements now or hereafter located on the property, is defined as the "Property").

B.
Mortgagor has executed, or proposes to execute, that certain Deed Of Trust ("Security Instrument") securing, among other things, that certain Promissory Note dated DATE OF NOTE ("Note") in the principal sum of LOAN AMOUNT ($NUMBERS), in favor of Lender ("Loan"). The Security Instrument has been or will be recorded concurrently herewith in the real property records where the Property is located.

C.	As a condition to Lender making the Loan secured by the Security Instrument, Lender requires that the Security Instrument be unconditionally and at all times remain a lien on the Property, prior and superior to all the rights of Tenant under the Lease and that the Tenant specifically and unconditionally subordinate the Lease to the lien of the Security Instrument.

D.	Mortgagor and Tenant have agreed to the subordination, attornment and other agreements herein in favor of Lender.

NOW THEREFORE, for valuable consideration and to induce Lender to make the Loan, Mortgagor and Tenant hereby agree for the benefit of Lender as follows:

(1)	SUBORDINATION. Mortgagor and Tenant hereby agree that:

1.
Prior Lien. The Security Instrument securing the Note in favor of Lender, and any modifications, renewals or extensions thereof (including, without limitation, any modifications, renewals or extensions with respect to any additional advances made subject to the Security Instrument), shall unconditionally be and at all times remain a lien on the Property prior and superior to the Lease;

2.	Subordination. Lender would not make the Loan or approve the Lease without this agreement to subordinate; and

3.
Whole Agreement. This Agreement shall be the whole agreement and only agreement with regard to the subordination of the Lease to the lien of the Security Instrument and shall supersede and cancel, but only insofar as would affect the priority between the Security Instrument and the Lease, any prior agreements as to such subordination, including, without limitation, those provisions, if any, contained in the Lease which provide for the subordination of the Lease to a deed or deeds of trust or to a mortgage or mortgages.

AND FURTHER, Tenant individually declares, agrees and acknowledges for the benefit of Lender, that:

4.
Use of Proceeds. Lender, in making disbursements pursuant to the Note, the Security Instrument or any loan agreements with respect to the Property, is under no obligation or duty to, nor has Lender represented that it will, see to the application of such proceeds by the person or persons to whom Lender disburses such proceeds, and any application or use of such proceeds for purposes other than those provided for in such agreement or agreements shall not defeat this agreement to subordinate in whole or in part; and

5.
Waiver, Relinquishment and Subordination. Tenant intentionally and unconditionally subordinates all of Tenant's right, title and interest in and to the Property to the lien of the Security Instrument and understands that in reliance upon, and in consideration of, this waiver, relinquishment and subordination, specific loans and advances are being and will be made by Lender and, as part and parcel thereof, specific monetary and other obligations are being and will be entered into which would not be made or entered into but for said reliance upon this subordination.

(2)	ASSIGNMENT. Tenant acknowledges and consents to the assignment of the Lease by Mortgagor in favor of Lender.

(3)	ESTOPPEL. Tenant acknowledges and represents that:

1.
Entire Agreement. The Lease constitutes the entire agreement between Mortgagor and Tenant with respect to the Property and Tenant claims no rights with respect to the Property other than as set forth in the Lease;

2.	No Prepaid Rent. No deposits or prepayments of rent have been made in connection with the Lease, except as follows (if none, state "None"): ;

3.
No Default. To Tenant's actual knowledge, as of the date hereof: (i) there exists no breach, default, or event or condition which, with the giving of notice or the passage of time or both, would constitute a breach or default under the Lease; and (ii) there are no existing claims, defenses or offsets against rental due or to become due under the Lease;

4.
Lease Effective. The Lease has been duly executed and delivered by Tenant and, subject to the terms and conditions thereof, the Lease is in full force and effect, the obligations of Tenant thereunder are valid and binding and there have been no amendments, modifications or additions to the Lease, written or oral; and

5.
No Broker Liens. Neither Tenant nor Mortgagor has incurred any fee or commission with any real estate broker which would give rise to any lien right under state or local law, except as follows (if none, state "None"):                                                                 .

(4)	ADDITIONAL AGREEMENTS. Tenant covenants and agrees that, during all such times as Lender is the Beneficiary under the Security Instrument:

1.
Modification, Termination and Cancellation. Any modification, amendment, termination or cancellation of the Lease (in whole or in part) and any payment to Mortgagor made in consideration thereof without Lender’s prior written consent shall not be binding on Lender and shall be deemed null and void; provided, however, that if the Lease is terminated without Lender’s prior written consent (except pursuant to the provisions of Paragraph 2.3(b) thereof), the Lease shall be reinstated regardless of the timing of any foreclosure or other enforcement action under the Security Instrument. Tenant hereby agrees that, from and after the date hereof, in the event of any act or omission by the Landlord under the Lease which would give Tenant the right, either immediately or after the lapse of a period of time, to terminate the Lease, or to claim a partial or total eviction, Tenant will not exercise any such right until it has given Lender the opportunity to cure any such act or omission of Landlord in accordance with Section 4(2) below; provided, however, that, the foregoing shall not prevent Tenant from terminating the Lease pursuant to the provisions of Paragraph 2.3(b) of the Lease or within the time periods set forth in such section (without additional allowance for Lender cure periods, provided that Tenant has delivered to Lender concurrent notice of its intent to terminate). Lender’s consent to any modification or amendment of the Lease shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if Lender fails to approve or disapprove the same within 10 business days after receipt of Mortgagor’s written request for approval, together with a draft of the proposed modification or amendment and such other information as shall be necessary for Lender’s review thereof, and provided that Mortgagor’s request for approval contains a prominent statement on the first page notifying Lender of the consequences of Lender’s failure to respond within such 10-business day period. For the avoidance of doubt, the foregoing sentence shall not apply to Lender’s consent to any termination of the Lease;

2.
Notice of Default. Tenant will notify Lender in writing concurrently with any notice given to Mortgagor of any default by Mortgagor under the Lease, and Tenant agrees that Lender has the right (but not the obligation) to cure any breach or default specified in such notice within the time periods set forth below and Tenant will not declare a default of the Lease, as to Lender, if Lender cures such default within fifteen (15) days from and after the expiration of the time period provided in the Lease for the cure thereof by Mortgagor; provided, however, that if such default cannot with diligence be cured by Lender within such fifteen (15) day period, the commencement of action by Lender within such fifteen (15) day period to remedy the same followed by diligent pursuit of such action shall be deemed sufficient so long as Lender pursues such cure with diligence; provided, that such cure period shall not exceed one hundred eighty (180) days.

3.
No Advance Rents. No advance payments or prepayments of rent more than one (1) month in advance of the time when the same become due under the Lease shall be binding on Lender unless such rent is actually received by Lender.

4.
Assignment of Rents. Upon receipt by Tenant of written notice from Lender that Lender has elected to terminate the license granted to Mortgagor to collect rents, as provided in the Security Instrument, and directing the payment of rents by Tenant to Lender, Tenant shall comply with such direction to pay and shall not be required to determine whether Mortgagor is in default under the Loan and/or the Security Instrument, and Mortgagor agrees that any amount so paid by Tenant shall automatically be credited towards Tenant’s obligations under the Lease.

(5)
ATTORNMENT. In the event of a foreclosure under the Security Instrument, Tenant agrees for the benefit of Lender (including for this purpose any transferee of Lender or any transferee of Mortgagor's title in and to the Property by Lender's exercise of the remedy of sale by foreclosure under the Security Instrument) as follows:

1.	Payment of Rent. Tenant shall pay to Lender all rental payments required to be made by Tenant pursuant to the terms of the Lease for the duration of the term of the Lease;

2.
Continuation of Performance. Tenant shall be bound to Lender in accordance with all of the provisions of the Lease for the balance of the term thereof, and Tenant hereby attorns to Lender as its landlord, such attornment to be effective and self-operative without the execution of any further instrument immediately upon Lender succeeding to Mortgagor's interest in the Lease and giving written notice thereof to Tenant;

3.
No Offset. Lender shall not be liable for, nor subject to, any offsets or defenses which Tenant may have by reason of any act or omission of Mortgagor under the Lease, nor for the return of any sums which Tenant may have paid to Mortgagor under the Lease as and for security deposits, advance rentals or otherwise, except to the extent that such sums are actually delivered by Mortgagor to Lender; provided, however, that Lender or any such transferee shall be required to cure any continuing non-monetary defaults under the Lease; and

4.
Subsequent Transfer. If Lender, by succeeding to the interest of Mortgagor under the Lease, should become obligated to perform the covenants of Mortgagor thereunder, then, upon any further transfer of Mortgagor's interest by Lender, all of such obligations shall terminate as to Lender.

(6)
NON-DISTURBANCE. In the event of a foreclosure under the Security Instrument, so long as there shall then exist no breach, default, or event of default on the part of Tenant under the Lease, Lender agrees for itself and its successors and assigns that the leasehold interest of Tenant under the Lease shall not be extinguished or terminated by reason of such foreclosure, but rather the Lease shall continue in full force and effect and Lender shall recognize and accept Tenant as tenant under the Lease subject to the terms and provisions of the Lease except as modified by this Agreement

(7)	MISCELLANEOUS.

1.
Remedies Cumulative. All rights of Lender herein to collect rents on behalf of Mortgagor under the Lease are cumulative and shall be in addition to any and all other rights and remedies provided by law and by other agreements between Lender and Mortgagor or others.

2.
NOTICES. All notices, demands, or other communications under this Agreement and the other Loan Documents shall be in writing and shall be delivered to the appropriate party at the address set forth below (subject to change from time to time by written notice to all other parties to this Agreement). All notices, demands or other communications shall be considered as properly given if delivered personally or sent by first class United States Postal Service mail, postage prepaid, or by Overnight Express Mail or by overnight commercial courier service, charges prepaid, except that notice of Default may be sent by certified mail, return receipt requested, charges prepaid. Notices so sent shall be effective three (3) Business Days after mailing, if mailed by first class mail, and otherwise upon delivery or refusal; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. For purposes of notice, the address of the parties shall be:

Mortgagor:	OWNER NAME STREE ADDRESS CITY, STATE ZIP Attention: CONTACT NAME
Tenant:	TENANT NAME TENANT ADDRESS 1 TENANT ADDRESS 2 TENANT CITY, STATE ZIP Attention: TENANT CONTACT
Lender:	Wells Fargo Bank, National Association CRE – San Francisco Gold ([Redacted]) 420 Montgomery Street, 6th Floor San Francisco, CA 94104 Attention: Ivane Tat Loan #: [Redacted]
With a copy to:	Wells Fargo Bank, National Association WLS Minneapolis Loan Center 608 2nd Avenue South, 11th Floor Minneapolis, MN 55402 Attention: Jessica Bistodeau

Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days notice to the other party in the manner set forth hereinabove.

3.
Heirs, Successors and Assigns. Except as otherwise expressly provided under the terms and conditions herein, the terms of this Agreement shall bind and inure to the benefit of the heirs, executors, administrators, nominees, successors and assigns of the parties hereto.

4.	Headings. All article, section or other headings appearing in this Agreement are for convenience of reference only and shall be disregarded in construing this Agreement.

5.
Counterparts. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

6.	Exhibits, Schedules and Riders. All exhibits, schedules, riders and other items attached hereto are incorporated into this Agreement by such attachment for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NOTICE:    THIS SUBORDINATION AGREEMENT CONTAINS A PROVISION WHICH ALLOWS THE PERSON OBLIGATED ON YOUR REAL PROPERTY SECURITY TO OBTAIN A LOAN A PORTION OF WHICH MAY BE EXPENDED FOR OTHER PURPOSES THAN IMPROVEMENT OF THE LAND.

IT IS RECOMMENDED THAT, PRIOR TO THE EXECUTION OF THIS AGREEMENT, THE PARTIES CONSULT WITH THEIR ATTORNEYS WITH RESPECT HERETO.

"MORTGAGOR"

[[SIGNATURE BLOCK FOR PROPERTY MORTGAGOR(S)]]

"TENANT"

[[SIGNATURE BLOCK FOR TENANT]]

"LENDER"

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By: ___________________________________________
Name: _________________________________________
Its: ___________________________________________

(IF DOCUMENT TO BE RECORDED, ALL SIGNATURES MUST BE ACKNOWLEDGED)

EXHIBIT H
FORM OF ESTOPPEL CERTIFICATE
__________________, 20____

_____________________________
_____________________________
_____________________________
_____________________________

Re    ______________________
______________, California

Ladies and Gentlemen:
Reference is made to that certain Lease, dated as of _______________, 20___, between _____________ LLC, a California limited liability company (“Landlord”), and the undersigned (herein referred to as the “Lease”). A copy of the Lease [and all amendment thereto] is[are] attached hereto as Exhibit A. At the request of Landlord in connection with [____________ State reasons for request for estoppel certificate ____________], the undersigned hereby certifies to Landlord and to [state names of other parties requiring certification (e.g., lender, purchaser, investor)] (“Lender”/ “Purchaser”/ “Investor”) and each of your respective successors and assigns as follows:
1.The undersigned is the tenant under the Lease.

2.    The Lease is in full force and effect and has not been amended, modified, supplemented or superseded except as indicated in Exhibit A.

3.    There is no defense, offset, claim or counterclaim by or in favor of the undersigned against Landlord under the Lease or against the obligations of the undersigned under the Lease. The undersigned has no renewal, extension or expansion option, no right of first offer or right of first refusal and no other similar right to renew or extend the term of the Lease or expand the property demised thereunder except as may be expressly set forth in the Lease.

4.    All improvements to be constructed in the Leased Premises by Landlord, if any, have been completed and accepted by Tenant, and any tenant construction or other allowances have been paid in full.

5.    The undersigned is not aware of any default now existing of the undersigned or of Landlord under the Lease, nor of any event which with notice or the passage of time or both would constitute a default of the undersigned or of Landlord under the Lease.

6.    The undersigned has not received notice of a prior transfer, assignment, hypothecation or pledge by Landlord of any of Landlord’s interest in the Lease.

7.    The monthly rent due under the Lease is $____________ and has been paid through __________________, and all additional rent due and payable under the Lease has been paid through _________________.

8.    The term of the Lease commenced on __________________, and expires on ___________________, unless sooner terminated pursuant to the provisions of the Lease. Landlord has performed all work required by the Lease for the undersigned’s initial occupancy of the demised property.

9.    The undersigned has deposited the sum of $____________ with Landlord as security for the performance of its obligations as tenant under the Lease, and no portion of such deposit has been applied by Landlord to any obligation under the Lease.

10.    There is no free rent period pending, nor is Tenant entitled to any Landlord’s contribution.

The above certifications are made to Landlord and [Lender/ Purchaser/ Investor] knowing that Landlord and [Lender/ Purchaser/ Investor] will rely thereon in [making a loan secured in part by an assignment of the Lease/ accepting an assignment of the Lease/ investing in Landlord/other].

Very truly yours,

__________________________
By:
Name:
Title:

Exhibit D

EXHIBIT I
LANDLORD’S SIGNAGE

EXHIBIT J
RULES AND REGULATIONS
1.    No sign, advertisement, name or notice shall be installed or displayed on any part of the outside, or inside if visible from the outside, of the Building without the prior written consent of Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule.
2.    Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside the Leased Premises. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Leased Premises, other than Building standard materials, without the prior written consent of Landlord.
3.    Tenant shall not obstruct any sidewalks, halls, passages, exits, entrances, elevators, escalators or stairways of the Building. The halls, passages, exits, entrances, elevators, escalators, stairways and other common areas (excluding such spaces in the Leased Premises) are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the reasonable judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its tenants; provided, that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Except as otherwise set forth in Paragraph 4.14 of the Lease, neither tenant nor any employee, invitee, agent, licensee or contractor of Tenant shall go upon or be entitled to use any portion of the roof of the Building.
4.    The directory of the Building will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom.
5.    All cleaning and janitorial services for the Building Common Areas and the Leased Premises shall be provided exclusively through Landlord or Landlord’s janitorial contractors in accordance with the provisions of Paragraph 5.1(b) of the Lease. No person or persons other than those approved by Landlord shall be employed by Tenant or permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Leased Premises. Landlord shall not in any way be responsible to Tenant for loss of property on the Leased Premises, however occurring, or for any damage to Tenant’s property by the janitors or any other employee or any other person.
6.    Tenant, upon termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to, or otherwise procured by Tenant, and, in the event of loss of any keys, shall pay Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change. Landlord may impose a reasonable charge for keys it furnishes to Tenant, if any. Tenant may not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door or window of the Leased Premises.
7.    Tenant shall not place a load upon any floor of the Leased Premises which exceeds the one hundred (100) pounds per square foot of live load which such floor was designed to carry and which is allowed by law. Business machines and mechanical equipment which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

8.    Tenant shall not use or keep in the Leased Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Leased Premises any foul or noxious gas or substance, or permit or allow the Leased Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Property or the project of which the Property is a part (the “Project”) by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Leased Premises any birds or animals other than “seeing-eye” or other assistance animals.
9.    Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord or as approved by Landlord pursuant to the Work Letter attached to the Lease.
10.    Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and shall not adjust controls other than room thermostats installed for Tenant’s use. Tenant shall keep corridor doors closed at the end of each business day.
11.    Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.
12.    Tenant shall close and lock all doors of the Leased Premises and entirely shut off all water faucets or other water apparatus, and, except with regard to Tenant’s computers and other equipment which reasonably require electricity on a 24-hour basis, all electricity, gas or air outlets before Tenant and its employees leave the Leased Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.
13.    The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substances of any kind whatsoever shall be thrown therein.
14.    Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets, or any other goods or merchandise to the general public in or on the Leased Premises. Tenant shall not make any room-to-room solicitation of business from other tenants of the Property or the Project. Tenant shall not use the Leased Premises for any business or activity other than that specifically provided for in the Lease.
15.    Except as otherwise set forth in Paragraph 4.14 of the Lease, Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.
16.    Except as expressly permitted in the Lease, Tenant shall not mark, drive nails, screw or drill into the partitions, window mullions, woodwork or plaster, or in any way deface the Leased Premises or any part thereof, except to install normal wall hangings. Tenant shall repair any damage resulting from noncompliance under this rule.
17.    Tenant shall not install, maintain or operate upon the Leased Premises any vending machines that do not serve solely the occupants of the Leased Premises, without the prior written consent of Landlord, .
18.    Canvassing, soliciting and distribution of handbills or any other written material, and peddling in and around the Property or the Project or the Building are expressly prohibited, and each tenant shall cooperate to prevent same.
19.    Landlord reserves the right to exclude or expel from the Property or the Project and/or the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building, the Property, or the Project.
20.    Tenant shall store all its trash and garbage within the Leased Premises or the outdoor trash enclosure/receptacle as described in Paragraph 4.4 of the Lease. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All recycling, garbage and refuse disposal shall be made in accordance with directions reasonably issued from time to time by Landlord.
21.    The Leased Premises shall not be used for the storage of merchandise held for sale to the general public, or for lodging or for manufacturing of any kind. No cooking shall be done or permitted by Tenant on the Leased Premises, except that use by Tenant of Underwriters’ Laboratory-approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted and the use of a microwave shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.
22.    Tenant shall not use in any space, or in the public halls of the Building, any hand trucks except those equipped with rubber tires and side guards, or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.
23.    Tenant shall not use the name of the Building, the Property, or the Project in connection with, or in promoting or advertising, the business of Tenant, except for Tenant’s address.
24.    Tenant agrees that it shall comply with all fire and security regulations that may be issued from time to time by Landlord, and Tenant also shall provide Landlord with the name of a designated responsible employee to represent Tenant in all matters pertaining to such fire or security regulations. Tenant shall cooperate fully with Landlord in all matters concerning fire and other emergency procedures.
25.    Tenant assumes any and all responsibility for protecting the Leased Premises from theft, robbery and pilferage. Such responsibility shall include keeping doors locked and other means of entry to the Leased Premises closed.
26.    Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant.
27.    These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building, the Property, or the Project.
28.    Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety, security, care and cleanliness of the Building, the Property, or the Project and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.
29.    Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees or guests.
30.    Except as otherwise provided in Paragraph 6.1 of the Lease, Tenant shall not lay linoleum, tile, carpet or other similar floor covering without the prior written approval of Landlord. The expense of repairing any damage resulting from a violation of this rule shall be borne by Tenant.
PARKING RULES AND REGULATIONS
1.    In addition to the parking provisions contained in the Lease to which these Rules and Regulations are attached, the following rules and regulations shall apply with respect to the use of the Building’s parking facilities.

2.    Every parker is required to park and lock his/her own vehicle. All responsibility for damage to or loss of vehicles is assumed by the parker and Landlord shall not be responsible for any such damage or loss by water, fire, defective brakes, the act or omissions of others, theft, or for any other cause.
3.    Tenant shall not park or permit its employees to park in any parking areas designated by Landlord as areas for parking by visitors to the Building, the Property, or the Project. Tenant shall not leave vehicles in the parking areas overnight (except vehicles belonging to Akamai employees who are working overnight or who have legitimate business needs for occasional overnight parking) nor park any vehicles in the parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four wheeled trucks.
4.    No overnight or extended term storage of vehicles shall be permitted.
5.    Vehicles must be parked entirely within painted stall lines of a single parking stall.
6.    All directional signs and arrows must be observed.
7.    The speed limit within all parking areas shall be five (5) miles per hour.
8.    Parking is prohibited: (a) in areas not striped for parking; (b) in aisles; (c) where “no parking” signs are posted; (d) on ramps; (e) in cross-hatched areas; and (f) in reserved spaces and in such other areas as may be designated by Landlord or Landlord’s parking operator.
9.    Landlord may elect in the future to implement a parking system which includes the use of parking identification devices, and if Landlord does so: (a) the loss or theft of parking identification devices must be reported to the Property Manager designated by Landlord immediately, (b) a lost or stolen report must be filed by the Tenant or user of such parking identification device at the time, (c) any parking identification devices reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution, and (d) Landlord will have the right to exclude any vehicle from the parking facilities that does not have an identification device.
10.    Washing, waxing, cleaning or servicing of any vehicle in any area not specifically reserved for such purpose is prohibited.
11.    The parking operators, managers or attendants, if any, are not authorized to make or allow any exceptions to these rules and regulations.
12.    Tenant’s continued right to park in the parking facilities is conditioned upon Tenant abiding by these rules and regulations and the applicable terms of the Lease. Further, if the Lease terminates for any reason whatsoever, Tenant’s right to park in the parking facilities shall terminate concurrently therewith.
13.    Landlord reserves the right to modify and/or adopt such other commercially reasonable and non-discriminatory rules and regulations for the parking facilities as it deems necessary for the operation of the parking facilities. Landlord may refuse to permit any person who violates these rules to park in the parking facilities, and any violation of the rules shall subject the vehicle to removal, at such vehicle owner’s expense.

EXHIBIT K
AMORTIZATION PERIODS OF MAJOR BUILDING COMPONENTS

Useful Life

HVAC Equipment per ASHRAE standards
1. Split systems	15 years
2. Air Handlers	25 years
3. Heat Pumps	18 years
4. Roof Top Air Conditioners	15 years
5. Boilers	25 years
6. Furnaces, Burners	18 years
7. Ductwork	30 years
8. Dampers	20 years
9. Fans	20 years
10. Coils	18 years
11. Heat Exchangers	20 years
12. Compressors	15 years
13. Cooling Towers	28 years
14. Energy management system	15 years
Single Ply roof overlay 45 mil	15 years
Parking lot seal coat/repairs	4 years
Exterior paint	6 years
Landscaping	20 years
Signage	20 years
Carpeting	8 years
Restrooms	20 years
Lobby redo	20 years
Building structure	39 years